SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 5, 2000



                              SOLECTRON CORPORATION
 ------------------------------------------------------------------------------
              (Exact name of registrant as specified in charter)



          DELAWARE                   1-11098               94-2447045
--------------------------    ---------------     -------------------
(State or other jurisdiction      (Commission            (IRS Employer
      of incorporation)          File Number)         Identification No.)

777 GIBRALTAR DRIVE, MILPITAS, CALIFORNIA                     95035
-----------------------------------------              ------------
(Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code      (408) 957-8500



                                 NOT APPLICABLE
 ------------------------------------------------------------------------------
        (Former name or former address, if changed since last report.)

Item 5. Other Events

On April 28, 2000, Solectron Corporation (Solectron) completed its acquisition of AMERICOM Wireless Services, Inc. (AMERICOM). Solectron also completed the acquisition of the Bluegum Group (Bluegum) on July 14, 2000. Included herein as
Exhibit 99.1 are (i) the audited supplemental consolidated financial statements of Solectron and subsidiaries as of August 31, 1999 and 1998 and for each of the years in the three-year period ended August 31, 1999 and (ii) the unaudited supplemental condensed consolidated financial statements of Solectron and subsidiaries as of May 31, 2000 and 1999 and for the nine-month periods ended May 31, 1999 and 1998. These supplemental consolidated financial statements give retroactive effect to the acquisitions of AMERICOM and Bluegum which were both accounted for as a pooling of interests.

Item 7. Financial Statements and Exhibits

(a)   Exhibits

    Exhibit                        Description                         Page
    -------                        -----------                         ----
     23.1     Consent of KPMG LLP, Independent Auditors..............   5

     99.1     Selected Supplemental Consolidated Financial Data......   6

              Management's Discussion and Analysis of Financial
               Condition and Results of Operations....................  6



              Quantitative and Qualitative Disclosures About Market
                Risk.................................................  23


              Supplemental Financial Statements and Data.............  25

              Independent Auditors' Report...........................  65

              Financial Statement Schedule...........................  66

Solectron  and  the  Solectron  logo  are  registered  trademarks  of  Solectron
Corporation. All other names are trademarks and/or registered trademarks of their respective owners.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 5, 2000               SOLECTRON CORPORATION

                                      /s/ SUSAN S. WANG
                                      Susan S. Wang
                                      Senior Vice President,
                                      Chief Financial Officer and Secretary
                                      (Principal Financial and
                                      Accounting Officer)

                                  EXHIBIT INDEX


  Exhibit                          Description
  -------                          -----------

   23.1     Consent of KPMG LLP, Independent Auditors
   99.1     Selected Supplemental Consolidated Financial Data
            Management's Discussion and Analysis of Financial
              Condition an Results of Operations
            Quantitative and Qualitative Disclosures About Market Risk Supplemental Financial Statements and Data
            Independent Auditors' Report
            Financial Statement Schedule

                                                                  EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS
SOLECTRON CORPORATION

We consent to the incorporation by reference in the registration statements (Nos. 333-92269, 333-89035, 333-85949, 333-75813, 33-75865, 333-69443,
333-24293,   333-17643,   333-02523,  33-57575,  33-58580,  33-46686,  33-75270,
33-33461,  333-34494,  and  333-40176)  on Forms S-3,  S-4 and S-8 of  Solectron
Corporation of our report dated August 28, 2000, relating to the supplemental consolidated balance sheets of Solectron Corporation and subsidiaries as of August 31, 1999 and 1998, and the related supplemental consolidated statements of income, stockholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended August 31, 1999, and the related financial statement schedule, which report appears in the Form 8-K dated September 5, 2000 of Solectron Corporation.

                                    KPMG LLP

Mountain View, California
September 5, 2000

                                                              EXHIBIT 99.1


SELECTED SUPPLEMENTAL CONSOLIDATED FINANCIAL DATA

The following selected supplemental consolidated financial information of Solectron, combined with AMERICOM and Bluegum on a pooling of interests basis should be read in conjunction with the supplemental consolidated financial statements and the notes included therein, and the unaudited supplemental condensed consolidated financial statements and notes included elsewhere in this document.

                          Selected Financial Highlights
                     (In millions, except per share data)

Consolidated Statements of Income Data:

                 Nine Months Ended
                       May 31,                Years Ended August 31,
                 ----------------- --------------------------------------------
                    2000     1999     1999    1998     1997     1996     1995
                 -------- -------- -------- -------- --------  -------  -------


Net sales        $9,401.3 $6,961.7 $9,669.2 $6,102.2 $4,408.5 $3,231.8 $2,347.2
Operating income    461.2    366.1    516.1    368.6    303.2    213.6    144.0
Income before
  income taxes      488.0    362.3    514.5    375.5    307.5    213.2    140.6
Net income          326.2    246.8    350.3    251.3    203.7    139.6     92.2
Basic net income
 per share(1)        0.54     0.46     0.65     0.49     0.42     0.31     0.25
Diluted net income
 per share(1)        0.52     0.44     0.61     0.47     0.40     0.30     0.22


Consolidated Balance Sheet Data:

                    As of May 31,                As of August 31,
                  ----------------- --------------------------------------------
                     2000     1999     1999    1998     1997     1996     1995
                  -------- -------- -------- -------- -------- --------  -------
Net working
capital           $5,738.2 $2,062.3 $3,162.7 $1,278.1 $1,137.5 $  860.9 $  377.5
Total assets       9,221.4  3,967.7  5,420.5  2,843.7  2,209.9  1,627.9  1,034.4
Long-term debt     3,295.8    917.7    922.7    386.8    386.2    388.3     31.8
Stockholders'
  equity           3,584.6  1,968.1  3,166.9  1,475.4  1,150.2    787.8    564.8


(1) All net income per share amounts have been adjusted to reflect the two-for-one stock splits through March 8, 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Certain statements contained in the following Management's Discussion and Analysis of Financial Condition and Results of Operations, including, without limitation, statements containing the words "believes," "anticipates," "estimates," "expects," and words of similar import, constitute forward looking statements which involve risks and uncertainties. Solectron's actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors.

Solectron provides electronics manufacturing services to original equipment manufacturers (OEMs) who design and sell networking equipment, workstations, personal and notebook computers, computer peripherals, telecommunications equipment or other electronic equipment. These OEMs include Cisco Systems, Inc. (Cisco), Compaq Computer Corporation (Compaq), Ericsson Telecom AB (Ericsson), Hewlett-Packard Company, Inc. (HP), International Business Machines Corporation
(IBM) and Nortel Networks Limited (Nortel). These companies contract with Solectron to build their products or to obtain other related services.

Solectron furnishes integrated supply-chain solutions that span the entire product life cycle - from technology solutions, to manufacturing and operations, to global services. These services include the following range of services:

-     Advanced building block design solutions;
-     Product design and manufacturing;
-     New product introduction management;
-     Materials purchasing and management;
-     Prototyping;
- Printed circuit board assembly (the process of placing components on an electrical printed circuit board that controls the processing functions of a personal computer or other electronic equipment);
- Systems assembly (for example, building complete systems such as mobile telephones and testing them to ensure functionality);
-     Distribution;
-     Product repair; and
-     Warranty services.

Solectron's performance of these services allows its customers to remain competitive by focusing on their core competencies of sales, marketing, and research and development. We have manufacturing facilities in the Americas, Europe and Asia/Pacific. This geographic presence gives our customers access to manufacturing services in the locations where they need to be close to their expanding markets for faster product delivery.

During 1997, Solectron established a strategic, global manufacturing partnership with Ericsson's Business Area Infocom Systems. We established a New Product Introduction (NPI) center in Sweden and transferred production from certain Ericsson plants worldwide to our manufacturing sites around the world. In October 1997, we acquired certain assets, primarily equipment and inventory, of Ericsson's printed circuit board (PCB) assembly operation located in Sao Paulo, Brazil.

In February 1998, Bluegum, an Australian subsidiary of Solectron, acquired IBM's manufacturing facility in Wangaratta, Australia. Under the agreements, IBM outsourced the manufacturing and functional testing of PCB and the assembly and system final testing of personal computers and servers to Solectron for three years. IBM also made available certain of its intellectual property rights to Solectron.

In April 1998, Solectron acquired NCR Corporation's (NCR) manufacturing assets in Columbia, South Carolina; Duluth, Georgia; and Dublin, Ireland. Under the terms of the agreement, NCR outsourced the manufacturing of certain computer components to Solectron for at least five years.

In June 1998, Solectron acquired IBM'S Electronic Card Assembly and Test (ECAT) manufacturing assets in Charlotte, North Carolina, and non-exclusive rights to certain IBM intellectual property. Under the terms of the agreement, we provide PCB assembly services to IBM in North America for three years. In addition, IBM made available to Solectron intellectual property rights covering a wide spectrum of technologies and capabilities. IBM also provided to Solectron failure analysis and characterization tools for process development and manufacturing, including fault detection and isolation.

In September 1998, Solectron's Australian subsidiary, Bluegum, acquired another manufacturing facility in Australia through the purchase of Alcatel telecommunications manufacturing operations based in Liverpool, New South Wales. Alcatel specializes in building next-generation networks and end-to-end data voice solutions. Under the agreements, we provide a range of manufacturing services to Alcatel for three years including telecommunications equipment and PCB assembly. Alcatel also made available certain of its intellectual property rights to Solectron.

In October 1998, Solectron acquired the wireless telephone manufacturing assets of Mitsubishi Consumer Electronics America, Inc.'s (MCEA) Cellular Mobile Telephone (CMT) division in Braselton, Georgia. MCEA was a subsidiary of Mitsubishi Electric Corporation

(Mitsubishi). Under the terms of the agreement, we provide MCEA-CMT with a full range of manufacturing services for five years, including NPI management, PCB assembly and full systems assembly for MCEA's branded and private-label cellular products sold in North America. In October 1999, we combined the operations of Braselton and Duluth into a newly constructed manufacturing facility in Suwanee, Georgia.

In February 1999,  Solectron  acquired IBM's  Electronic  Card Assembly and Test
(ECAT) manufacturing assets in Austin, Texas, and non-exclusive rights to certain IBM intellectual property. Under the terms of the agreement, we provide PCB assembly for motherboards used in IBM's mobile computer products manufactured worldwide for three years. These services include physical design, early prototyping, new product launch, PCB assembly and test, volume production, end-of-life support, field return services and life cycle management. We also provide IBM's worldwide design teams a full range of integrated NPI services which involve pre-manufacturing support, such as design and layout, component and concurrent engineering, test development, prototype, procurement and assembly.

In July 1999, Solectron issued common stock to acquire Sequel, Inc. (Sequel). Sequel was a privately held corporation specializing in notebook computer and liquid crystal display repair service and support. We acquired Sequel's business operations in San Jose, California; Memphis, Tennessee; and Reading, United Kingdom. We also assumed Sequel's ownership in joint-venture operations in Japan and Taiwan. The acquisition is expected to enable us to expand our global support services capabilities by adding quick-turn service operations, customer service centers and help-desk support for the end-users of Solectron-built products.

In August 1999, Solectron acquired the manufacturing assets of Trimble Navigation Limited (Trimble) in Sunnyvale, California, and assumed full manufacturing responsibility of Trimble's Global Positioning System (GPS) and related radio frequency (RF) technology products for three years. Trimble specializes in RF products enabled by GPS technology. We also acquired certain intellectual property rights related to RF technology. Under the terms of the agreement, we provide Trimble a full range of integrated services across the entire product life cycle including design consultation, prototyping, NPI management, and volume PCB and systems assembly.

In September 1999, Solectron announced the acquisition of manufacturing assets in several phases of IBM's Netfinity server operations in Greenock, Scotland. In addition, we acquired certain IBM intellectual property rights included in the design and manufacture of PC server motherboards. Under the terms of the agreement, we assumed NPI and manufacturing responsibility for the PCB assemblies used in IBM's Netfinity server lines which were formerly manufactured at IBM's Greenock operations. We provide IBM full-service NPI management which includes a full range of premanufacturing services, specifically component and concurrent engineering, test development, prototype, procurement and assembly. We also provide IBM for three years fully integrated PCB assembly services including early prototyping, new product launch, assembly and test, volume production, end-of-life support and life cycle management. The volume PCB assembly services were transferred from IBM's Greenock facility to our existing global manufacturing operations. In addition, we have established a new, full-service NPI center in Port Glasgow, Scotland, to support the IBM design teams.

In October 1999, Solectron signed a definitive agreement with Acer, Inc. (Acer), a core unit of the Acer Group, the world's third-largest PC manufacturer, to form a strategic alliance to provide global design, manufacturing and service solutions for OEM-branded personal computers, servers and workstations. As a result of the alliance, it is expected that customers will be able to access the extensive technology, motherboard and system-level design services, and global supply-base, manufacturing, distribution, logistics and global services operations of both companies to further streamline their global supply chain. Solectron and Acer plan to leverage their combined resources, including facilities, systems and personnel, to provide the industry's first fully integrated, global and optimized end-to-end design, manufacturing and services solution. The companies will manage this alliance under a joint management matrix.

In November 1999, Solectron acquired NULOGIX Technical Services, Inc. (NULOGIX), a wholly owned subsidiary of IBM Canada, in its entirety. NULOGIX is located in Vaughan, Canada, and specializes in repair, remanufacturing and refurbishment. With this acquisition, we expect to be able to provide the Canadian market a full range of value-added global service solutions. These services include product repair, upgrades, remanufacturing and maintenance through factory and fast-hub service centers located around the world; help-desk support through customer call centers for end-users; logistics and parts management; returns processing; warehousing; engineering change management; and end-of-life manufacturing.

In November 1999, Solectron completed its acquisition of SMART Modular Technologies, Inc. (SMART) which was accounted for as a pooling of interests. SMART is a designer and manufacturer of memory modules and memory cards, embedded computers, and I/O products. Through the acquisition, Solectron gained a manufacturing presence in Aguada, Puerto Rico, and additional manufacturing capacity through SMART's facilities in Fremont, California; Penang, Malaysia; and East Kilbride, Scotland. In addition, Solectron gained design centers in Fremont, California; Bangalore, India; Boston, Massachusetts; and Ayr, Scotland. The acquisition enables Solectron to expand its service capabilities and infrastructure by integrating SMART into the technology business unit with Force Computers, Inc. (Force). In addition, Solectron is benefiting from the business purchase transaction of Compaq's embedded and real time product line and business in Fremont, California and Scotland by SMART in August 1999.

In March 2000, Solectron completed the acquisition of the complex systems manufacturing assets of Ericsson's telecommunications infrastructure equipment operations in Longuenesse, France, and Ostersund, Sweden. As part of the agreement, we provide a complete range of integrated supply-chain solutions to
Ericsson. This includes supply-base management, early prototyping, NPI management, complex PCB assembly, configure-to-order and build-to-order complex systems assembly, and global services.

In March 2000, Solectron completed the acquisition of Alcatel's manufacturing business in Aguadilla, Puerto Rico. As part of the acquisition, we assumed full manufacturing responsibility for Alcatel's PCB products focused on the networking and telecommunication industries. Additionally, we will provide a full range of manufacturing services to Alcatel for the next three years including prototyping and high-volume PCB assembly.

In April 2000, Solectron completed the acquisition of the manufacturing assets of Premisys Communications, Inc., a wholly owned subsidiary of Zhone Technologies, Inc. (Zhone). Zhone is a communications equipment provider integrating expertise in voice, video and data communications. Under the agreement, we become Zhone's virtual supply-chain partner and signed a five-year commitment with Zhone to provide product life cycle management services, including NPI through repair and end-of-life services.

In April 2000, Solectron completed the acquisition of AMERICOM which was accounted for as a pooling of interests. AMERICOM, a privately held corporation, specializes in wireless handset repair and refurbishment and outsourced technical customer support services. As part of the transaction, we expect to gain specialized repair and testing equipment and assume responsibility for AMERICOM's business operations in Los Angeles, California; Louisville, Kentucky; Baltimore, Maryland; and Dallas, Texas; as well as AMERICOM's field technicians and support operations throughout the United States.

In June 2000, Solectron acquired the manufacturing assets of six Nortel manufacturing and repair facilities including Calgary, Canada; Research Triangle Park, North Carolina; Monterrey, Mexico; Cwmcarn, Wales; Pont de Buis and Douarnenez, France; and Monkstown, Northern Ireland. On August 31, 2000, we completed an additional asset acquisition at Nortel manufacturing and repair operation in Turkey. We will provide prototyping, PCB assembly, small sub-assembly and repair services to Nortel in these locations. Following the transaction in Northern Ireland, Solectron purchased a 50,000 square-foot facility in Carrickfergus, just outside of Belfast. During renovations, we will operate from Nortel's facility in Monkstown and will transfer work to the new site, which is expected to be fully operational in September 2000. The new site will be a NPI center that will serve

Nortel telecommunications needs and manufacture optical networking products. Under the terms of the agreements with Nortel, we will pay approximately $900 million to assume the assets contemplated in these agreements. The companies also entered into a multi-year supply agreement, in excess of $10 billion in sales, with the option to renew.

In June 2000, Solectron completed the acquisition of IBM Corporation's manufacturing operations in Hortolandia, Sao Paulo state, Brazil. We will assume responsibility for the systems configuration and assembly of IBM's Personal Systems Group, Retail Systems Solutions Group, and Enterprise Systems Group products sold into the Brazilian, Mercosul and Andean markets. As part of the multi-year agreement, we will provide IBM with an extensive range of integrated services including NPI support, PCB and systems assembly, product configuration services, repair and end-of-life product support.

In July 2000, Solectron completed the acquisition of Bluegum, Australia's leading electronics contract manufacturer. The transaction was accounted as a pooling of interests. It is expected that Solectron will gain NPI, manufacturing, systems assembly, and services capability in Liverpool, New South Wales; and Wangaratta and Melbourne, Victoria; and program offices in Sydney and North Melbourne, Australia and Singapore.

RESULTS OF OPERATIONS

The electronics industry is subject to rapid technological change, product obsolescence and price competition. These and other factors affecting the electronics industry, or any of Solectron's major customers in particular, could materially harm Solectron's results of operations.

In addition, Solectron acquired AMERICOM effective April 28, 2000 and Bluegum effective July 14, 2000, accounting for both acquisitions as a pooling of interests. Accordingly, our historical financial statements have been restated retroactively to include the financial results of both AMERICOM and Bluegum.

RESULTS OF OPERATIONS FOR YEARS ENDED AUGUST 31, 1999, 1998 AND 1997

The following table sets forth, for the periods as indicated certain items in the Supplemental Consolidated Statements of Income as a percentage of net sales. The financial information and the discussion below should be read in conjunction with the supplemental consolidated financial statements and notes thereto.

                                         Years Ended August 31,
                                        -----------------------
                                         1999     1998    1997
                                        ------   ------  ------
           Net sales                     100.0%   100.0%  100.0%
           Cost of sales                  90.3     89.1    87.6
                                        ------   ------   -----
           Gross profit                    9.7     10.9    12.4
           Operating expenses:
             Selling, general and
               Administrative              3.9      4.4     4.9
             Research and development      0.4      0.5     0.5
             Acquisition costs              --       --     0.1
                                        ------   ------   -----
               Operating income            5.4      6.0     6.9
           Net interest income              --      0.1     0.1
                                        ------   ------  ------
           Income before income taxes      5.4      6.1     7.0
           Income taxes                    1.7      2.0     2.4
                                        ------   ------  ------
           Net income                      3.7%     4.1%    4.6%
                                        ======   ======  ======

NET SALES

Solectron's net sales have increased significantly in each of the past several years, reflecting the growing trend toward outsourcing within the electronics industry. For the year ended August 31, 1999, net sales grew to $9.7 billion, an increase of 58.5% over fiscal 1998 net sales. Fiscal 1998 net sales of $6.1 billion were 38.4% greater than fiscal 1997. The sales growth in fiscal 1999 compared to fiscal 1998 was attributable to significant sales volume increases from our worldwide customers and from our acquisitions. The sales growth in fiscal 1998 over fiscal 1997 was primarily due to significant increases in sales volume from both existing and new customers worldwide, including the completion of the transfer of production from certain Ericsson plants to various Solectron locations around the world. Solectron does not currently anticipate any future decline in sales, but continues to seek diversification of our customer base among many countries, market segments and product lines within market segments.

Manufacturing and Operations

Net sales from our worldwide manufacturing operations group have contributed a significant share of total sales for the past three fiscal years. Fiscal year 1999 sales grew to $8.5 billion, an increase of 62.1% over fiscal year 1998. In fiscal year 1998 net sales of $5.2 billion were 45.8% greater than fiscal 1997.

Within the Americas, sales growth was primarily due to demand increases and acquisitions of assets from Ericsson, NCR, IBM ECAT and Mitsubishi during fiscal 1999 and 1998. Sales from the acquisition of IBM ECAT in Austin, Texas, were recognized beginning in March 1999 because the Texas site consistently reports its results one month in arrears. In addition, the Mexico site was among the largest contributors due to the strong demand growth in fiscal 1999 as compared to fiscal 1998. The Milpitas, California, site also experienced sales growth despite the strategic transfer of personal computer PCB programs and computer peripherals systems assembly programs to Mexico and networking business to Penang. The sales growth from fiscal 1997 to fiscal 1998 was attributable to start-up and major new programs at the Texas and Massachusetts sites, and the addition of new sites in Mexico and Brazil in fiscal 1998. Additionally, the acquired sites from NCR and IBM ECAT in Charlotte contributed incremental net sales to fiscal 1998 as compared to fiscal 1997.

Solectron's operations in Milpitas, California, contributed a substantial portion of Solectron's net sales and operating income during fiscal 1999, 1998 and 1997. In recent years, management has undertaken deliberate actions to achieve improved global load balancing by transferring certain projects from the Milpitas site to other sites worldwide. However, the performance of the Milpitas operation is expected to continue to be a significant factor in the overall financial performance of Solectron. Any adverse material change to the customer base, product mix, efficiency or other attributes of this site could materially harm Solectron's consolidated results of operations.

In Europe, net sales at all of Solectron's European sites increased in fiscal 1999 over fiscal 1998. The increase was principally due to overall business growth and increased demand from our telecommunications customers. Net sales from our European operations in fiscal 1998 increased over fiscal 1997 primarily due to core business growth and new accounts. Sales growth at the Scotland site was particularly strong due to the ramp up of major customers' PCB assembly activities. The new locations in Sweden also contributed to the sales increase in fiscal 1998 compared to fiscal 1997.

All Asia/Pacific sites contributed to the sales increase in fiscal 1999 over fiscal 1998 primarily due to core business growth. In particular, sales growth at the Penang, Malaysia, site was attributable to increased demand from personal computer customers and networking business transferred from Milpitas, California. The Johor, Malaysia, site also experienced higher product demand. Net sales from the Asia/Pacific manufacturing locations increased in fiscal 1998 over fiscal 1997 primarily as a result of certain projects transferred from the Milpitas, California, site to meet demand growth. In addition, Bluegum acquired Alcatel's telecommunications manufacturing operations in New South Wales, Australia in September 1998.

Technology Solutions

The technology solutions group consists of SMART Modular Technologies, Inc. and Force Computers, subsidiaries of Solectron. This business unit was formed on November 30, 1999 coincident with the merger of SMART. Net sales for the technology solutions business unit consist of sales of specialty and standard memory products, PC cards, embedded computer modules and communications card products. Net sales for fiscal years 1999, 1998 and 1997 were $1.1 billion, $830 million, and $795 million, respectively. The increase in fiscal 1999 of 37.0% over fiscal 1998 was primarily due to an increase in the average memory densities of the standard memory products, as well as an increase in embedded computer and communications card products. Fiscal 1998 sales were slightly higher than fiscal 1997 due to an increase in sales of standard memory products, communications card products and embedded computer modules, partially offset by a substantial decline in the cost of certain memory devices used in production and a decrease in sales of specialty products.

Global Services

This group was established in June 1999. It consists of three business acquisitions including Sequel in July 1999, NULOGIX in November 1999 and
AMERICOM in April 2000, as well as a small division of Solectron in Milpitas. Net sales were $103.9 million, $65.4 million, and $47.5 million in fiscal years 1999, 1998 and 1997, respectively.

Net Sales from International Sites - Net sales from Solectron's international sites, as a percentage of consolidated net sales, have grown over the last three fiscal years. International locations contributed 33% of consolidated net sales in fiscal 1999, compared to 28% in fiscal 1998 and 21% in fiscal 1997. As a result of Solectron's international sales and facilities, Solectron's operations are subject to the risks of doing business abroad. While, to date, these dynamics have not materially harmed Solectron's results of operations, we cannot assure that there will not be such an impact in the future.

Net Sales to Major Customers - Three major customers accounted for more than 10% of our net sales in fiscal 1999, 1998 and 1997. The following table lists these customers and the percentage of net sales attributed to them.

                                             Years Ended August 31,
                                            -----------------------
                                              1999   1998     1997
                                            ------  ------  -------
           Compaq Computer Corporation
           (Compaq)                            12%     *       *
           Cisco Systems, Inc. (Cisco)         11%    10%      *
           Hewlett-Packard Company (HP)         *     11%     11%

* net sales less than 10%

No other customers accounted for more than 10% of net sales during any of the years presented.

Solectron's top ten customers accounted for 74% of net sales in fiscal 1999, 68% of net sales in fiscal 1998 and 63% of net sales in fiscal 1997. We are dependent upon continued revenues from Compaq, Cisco, HP, IBM and our other top ten customers. We cannot guarantee that these or any other customers will not increase or decrease as a percentage of consolidated net sales either individually or as a group. Consequently, any material decrease in sales to these or other customers could materially harm Solectron's results of operations.

Solectron believes that its ability to continue achieving growth will depend upon growth in sales to existing customers for their current and future product generations, successful marketing to new customers, and future geographic expansion. Customer contracts can be canceled and volume levels can be changed or delayed. The timely replacement of delayed, canceled or reduced orders with new business cannot be assured. In addition, we cannot assure that any of Solectron's current customers will continue to utilize Solectron's services. Because of these factors, we cannot assure that Solectron's historical revenue growth rate will continue.

GROSS PROFIT

The gross margin percentages were 9.7%, 10.9% and 12.4% for fiscal 1999, 1998 and 1997, respectively. The reductions primarily reflect increased sales derived from systems build projects that generally yield lower margins, green field start-up operations, and an increase in the proportion of technology solutions' net sales derived from its lower margin standard memory products. Solectron's net sales from systems build projects contributed 21% of net sales in fiscal 1999, 19% of net sales in fiscal 1998 and 9% of net sales in fiscal 1997. In addition, the amortization of intellectual property resulting from certain acquisitions reduced gross margins. The decrease in fiscal 1998 from fiscal 1997 was primarily due to a shift toward higher volume projects and systems build projects that typically have lower margins and start-up costs associated with our operations in China and Mexico.

For our worldwide manufacturing operations, we anticipate that a larger percentage of our sales may be derived from systems-build projects which generally yield lower profit margins than PCB assembly. For our technology solutions business, we expect that a majority of our sales from technology solutions may continue to be derived from turnkey projects which typically yield lower profit margins than the consignment projects. In addition, factors affecting technology solutions' profit margins include the mix between sales of specialty memory modules, standard memory modules, communication card products and embedded computer modules, as well as changes in average memory densities used in memory products. Currently, a significant amount of net sales are derived from the sales of standard memory modules which typically have lower profit margins than its specialty memory modules.

In the foreseeable future, Solectron's overall gross margin is expected to depend primarily on product mix, production efficiencies, utilization of manufacturing capacity, start-up and integration costs of new and acquired businesses, percentage of sales derived from systems-build and turnkey projects, pricing within the electronics industry, component costs and delivery linearity, and the cost structure at individual sites. Over time, gross margins at the individual sites and for Solectron as a whole may continue to fluctuate. Increases in the systems-build business or turnkey projects, additional costs associated with new projects, and price erosion within the electronics industry could harm our gross margin.

In addition, we have experienced component shortages. While the component availability fluctuates from time to time and is still subject to lead time and other constraints, this could possibly have a negative impact on our sales and gross margins for the foreseeable future. Therefore, we cannot assure that Solectron's gross margin will not fluctuate or decrease in future periods.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

In absolute dollars, selling, general and administrative (SG&A) expenses increased 41.6% in fiscal 1999 over fiscal 1998 and 24.3% in fiscal 1998 over fiscal 1997. The dollar increase in fiscal 1999 primarily reflects expenses associated with sales growth including increased human resources costs necessary to support business infrastructure and further development costs of information systems, as well as increased costs of acquisition related activities. Expenses incurred relating to the business acquisition from Alcatel in Australia by Bluegum and the asset acquisitions from Mitsubishi in Braselton, Georgia and IBM ECAT in Austin, Texas, also contributed to the increase in SG&A expenses. The fiscal 1998 increase was due to investment in infrastructure such as personnel and related departmental expenses at all manufacturing locations as well as investment in information systems to support the increased size and complexity of our business. Additionally, the sites added in fiscal 1998, including Brazil, NCR and IBM ECAT in Charlotte, North Carolina, contributed to the increase in SG&A expenses.

As a percentage of net sales, SG&A expenses were 3.9% in fiscal 1999, 4.4% in fiscal 1998 and 4.9% in fiscal 1997. The primary reason for the fiscal 1999 and 1998 decrease in SG&A expenses as a percentage of net sales is the significant increase in the sales base, partially offset by the costs associated with investments in our business infrastructure, information systems and start-up costs for new sites. We anticipate SG&A expenses will continue to increase in terms of absolute dollars in the future and may possibly increase as a percentage of net sales as we continue to develop the infrastructure necessary to support our current and prospective business.

RESEARCH AND DEVELOPMENT EXPENSES

With the exception of our technology solutions business unit, Solectron's research and development (R&D) activities have been focused primarily on the development of prototype and engineering design capabilities, fine pitch interconnecting technologies (which include ball grid array, tape automated bonding, multichip modules, chip-on-flex, chip-on-board and flip chip), high reliability environmental stress test technology and the implementation of environmentally friendly assembly processes such as VOC-free and no-clean. Technology solutions' R&D efforts are concentrated on the design and testing of new products to be included in its memory, embedded computers and I/O product lines.

As a percentage of net sales, R&D expenses were 0.4% in fiscal 1999, and 0.5% in fiscal 1998 and 1997. In absolute dollars, R&D expenses increased 35.5% in fiscal 1999 over fiscal 1998 and 27.2% in fiscal 1998 over fiscal 1997. The increases in R&D expenses were primarily due to technology solutions business unit's focused efforts on the development and improvement of its products. We expect that R&D expenses will increase in absolute dollars in the future and may increase as a percentage of net sales while technology solutions and the acquired IBM sites continue to invest in their R&D efforts. In addition, certain new R&D projects will be undertaken at some of Solectron's Asia/Pacific sites, particularly at the sites in Malaysia because of the tax holiday. (See "Income Taxes.")

ACQUISITION COSTS

A one time charge for acquisition costs of approximately $4.0 million was incurred in fiscal 1997 as a result of the acquisition of Force Computers in November 1996.

NET INTEREST INCOME (EXPENSE)

Net interest expense was $1.6 million in fiscal 1999 compared to net interest income of $6.9 million and $4.3 million in fiscal 1998 and fiscal 1997, respectively. The net interest expense in fiscal 1999 versus net interest income in fiscal 1998 was primarily attributable to the issuance of 4% yield zero coupon convertible senior notes in January 1999, partially offset by lower interest expense from the redemption of 6% convertible subordinated notes due 2006 which were converted to common stock in March 1999. SMART's secondary public offering of common stock completed during September 1997 has resulted in significant increases in interest income during fiscal 1998 as compared to fiscal 1997.

In fiscal 1999, we capitalized approximately $3.2 million of interest expense related to the costs of computer software developed for internal use and the facility construction projects at the Brazil, China, Mexico and Romania sites. We expect to use more of our cash and short term investments during future periods in order to fund anticipated future growth.

INCOME TAXES

Income taxes increased to $164.2 million in fiscal 1999 from $124.2 million in fiscal 1998 and $103.8 million in fiscal 1997, primarily due to increased income before income taxes. Solectron's effective income tax rate decreased slightly to 31.9% in fiscal 1999 from 33.1% in fiscal 1998 and 33.8% in fiscal 1997.

In general, the effective income tax rate is largely a function of the balance between income from domestic and international operations. Solectron's international operations, taken as a whole, have been taxed at a lower rate than those in the United States, primarily due to the tax holiday granted to Solectron's sites in Malaysia. The Malaysian tax holiday is effective through January 31, 2002, subject to some conditions, including certain levels of research and development expenditures. Solectron has also been granted various tax holidays in China, which are effective for various terms and are subject to some conditions.

LIQUIDITY AND CAPITAL RESOURCES

Net working capital was $3.2 billion at August 31, 1999, compared to $1.3 billion at August 31, 1998. A major component of working capital at August 31, 1999, primarily consisted of cash from the proceeds of the zero coupon convertible senior notes in January 1999 and the common stock offering in August 1999.

During fiscal 1999, we used approximately $164.2 million of cash and short-term investments to fund our asset acquisitions including Mitsubishi in Braselton, Georgia; IBM's ECAT in Austin, Texas; and Trimble in Sunnyvale, California as well as business acquisitions including Alcatel's telecommunications manufacturing operations in New South Wales, Australia by Bluegum and Compaq's embedded and real time product line and business in Fremont, California and Scotland by SMART. In the first nine months of fiscal 2000, we used additional funds for our acquisitions. As we continue to grow, it is expected that we will require greater amounts of working capital to support our operations. We believe that our current level of working capital, together with cash generated from operations and our available credit facilities, will provide adequate working capital for operations for the foreseeable future. However, we may need to raise additional funds to finance our rapid expansion, including establishing new locations or financing additional acquisitions. We cannot assure that such funds, if needed, will be available on terms acceptable to us or at all.

Inventory levels fluctuate directly with the volume of Solectron's manufacturing. Changes or significant fluctuations in product market demands can cause fluctuations in inventory levels that may result in changes of inventory turns and liquidity. Historically, we have been able to manage our inventory levels with regard to these fluctuations. However, should material fluctuations occur in product demand, we could experience slower turns and reduced liquidity. The increase in inventory levels at year-end 1999 from year-end 1998 is substantially a result of overall growth and the greater number of manufacturing locations at August 31, 1999, compared to August 31, 1998, as each location must maintain a level of inventory adequate to allow the location to respond to customer manufacturing requirements. Subsequent to the year end of fiscal 1999, Solectron has experienced shortages in certain components resulting in incomplete kits which contributed to an increase in inventory on hand.

Cash provided by operating activities was $96.6 million in fiscal 1999, $212.3 million in fiscal 1998 and $217.8 million in fiscal 1997. The decreases in fiscal 1999 and 1998 were primarily due to increased levels of accounts receivable and inventory, partially offset by increases in net income before depreciation and amortization, and current liabilities.

During fiscal 1999, Solectron invested approximately $449.4 million in capital expenditures. A large portion of these expenditures related to the purchase of new equipment, primarily surface mount assembly and test equipment, to meet current and expected production levels, as well as to replace or upgrade older equipment that was retired or sold. Significant expenditures were also made for the acquisition of land and buildings for our new manufacturing sites, principally in Brazil, Mexico and Romania. We expect capital expenditures in fiscal 2000 to be approximately $450 million.

In addition to working capital as of August 31, 1999, which included cash and cash equivalents of $1.4 billion and short-term investments of $453.6 million, Solectron has available a $100 million unsecured multi-currency revolving credit facility is subject to certain financial covenants. We also have approximately
$105 million in unused foreign credit facilities of which $24 million is a committed credit line.

RESULTS OF OPERATIONS FOR NINE MONTHS ENDED MAY 31, 2000 AND 1999

The following table sets forth, for the periods indicated, certain items in the Unaudited Supplemental Condensed Consolidated Statements of Income as a
percentage of net sales. The financial information and the discussion below should be read in conjunction with the unaudited supplemental condensed consolidated financial statements and notes thereto.

                                              Nine Months Ended
                                                  May 31,
                                              -----------------
                                                2000      1999
                                              -------   -------
         Net sales                              100.0%    100.0%
         Cost of sales                           90.8      90.4
                                              -------   -------
         Gross profit                             9.2       9.6
         Operating expenses:
           Selling, general and
             administrative                       3.4       3.9
           Research and development               0.5       0.5
           Acquisition and restructuring          0.4        --
                                              -------   -------
         costs
           Operating income                       4.9       5.2
           Net interest income (expense)          0.3      (0.1)
                                              -------   -------
         Income before income taxes and
           cumulative effect of change
           in accounting principle                5.2       5.1
         Income tax expense                       1.7       1.6
                                              -------   -------
         Income before cumulative effect of
           change in accounting principle         3.5       3.5
                                              -------   -------
         Cumulative effect of change in
           accounting principle                    --        --
                                              -------   -------
         Net income                               3.5%      3.5%
                                              =======   =======

NET SALES

Net sales for the nine-month period of fiscal 2000 increased to $9.4 billion, 35.0% over the same period in fiscal 1999. The growth in sales was primarily attributable to major new program ramp-ups, strong demand from our customers worldwide and acquisitions made during fiscal 1999 and through the third quarter of fiscal 2000. However, the sales increase was constrained by component shortages.

Solectron has three business units including manufacturing and operations, technology solutions, and global services. Our core business group, manufacturing and operations, provided 87.5% and 87.0%, respectively, of net sales for the nine-month periods in fiscal 2000 and 1999. Our newly established technology solutions group consisting of SMART and Force contributed 10.8% and 12.0%, respectively, of net sales for the nine-month periods in fiscal 2000 and 1999. The new global services unit pooled with AMERICOM and the services unit of Bluegum, which started in fiscal 2000, contributed 1.7% and 1.0%, respectively, of net sales for the nine-month periods in fiscal 2000 and 1999.

Manufacturing and Operations

Net sales from our worldwide manufacturing operations group grew to $8.3 billion for the nine-month period in fiscal 2000 compared to $6.1 billion for the same period in fiscal 1999. This increase was 35.8% over the comparable period of fiscal 1999. The increase in net sales was principally due to strong demand growth from our customers and acquisitions including Alcatel's telecommunications manufacturing business in Liverpool, Australia by Bluegum in September 1998; manufacturing assets of Mitsubishi in October 1998; IBM ECAT in Austin, Texas in February 1999; Trimble, California in August 1999; IBM's Netfinity server operations in Greenock, Scotland in September 1999; Ericsson's telecommunications infrastructure equipment operations in Longuenesse, France and Ostersund, Sweden in March 2000; and Zhone, California in April 2000; as well as the acquisition of Alcatel's manufacturing business in Aguadilla, Puerto Rico in March 2000.

Within the Americas, the Milpitas site in California, Guadalajara site in Mexico and Charlotte site in North Carolina were the largest contributors primarily due to new programs from our customers. However, sales in the Americas were impeded by the shortage of components. Sales growth in the Milpitas site continued despite the strategic transfer of personal computer PCB programs and computer peripherals systems assembly programs to Mexico and networking business to Penang.

In Europe, the net sales increase in the nine-month period of fiscal 2000 over the same period of fiscal 1999 primarily resulted from greater demand from our mobile phone and telecommunications customers. Additionally, the acquisitions of manufacturing assets of IBM's Netfinity server operations in Greenock, Scotland in September 1999 and Ericsson's telecommunications infrastructure equipment operations in Longuenesse, France and Ostersund, Sweden in March 2000 contributed incremental net sales for the nine-month period in fiscal 2000.

In Asia/Pacific, the net sales growth was primarily due to demand growth in mobile phones, networking and personal computer projects for the nine-month period in fiscal 2000 compared to the same period of fiscal 1999. Additionally, the China site started expanding in production to meet demand growth. Our Penang site in Malaysia continues to benefit from the growth of networking business. Also, Bluegum acquired Alcatel's telecommunications manufacturing operations in New South Wales, Australia in September 1998.

Technology Solutions

Net sales from our new technology solutions group, which includes SMART and Force, grew 22.6% to $1.0 billion for the nine-month period over the same period of fiscal 1999. The increase in net sales primarily resulted from an overall increase in the average memory densities incorporated into the standard memory products and growth in sales of communication card products and embedded computer modules. In addition, the embedded and real time product line and business acquired during August 1999 from Compaq further contributed to the increase. The increase in net sales was partially offset by declines in average selling prices.

Global Services

This newly established group reported net sales of $160.2 million for the nine-month period of fiscal 2000 compared to $68.4 million for the same period in fiscal 1999. Net sales benefited from the business acquisitions of Sequel in July 1999, NULOGIX in November 1999, AMERICOM in April 2000, and the services unit of Bluegum in July 2000.

Concentration of Sales - The operations in Milpitas, California, contributed a substantial portion of Solectron's net sales and operating income during fiscal 1999, 1998 and 1997. In recent years, management has undertaken deliberate actions to achieve improved global load balancing by transferring certain projects from the Milpitas site to other sites worldwide. However, the performance of the Milpitas operation is expected to continue to be a significant factor in the overall financial performance of Solectron. Any adverse material change to the customer base, product mix, efficiency or other attributes of this site could materially harm Solectron's consolidated results of operations.

International Sales - In the first nine months of fiscal 2000, international locations contributed 42.8% of consolidated net sales compared to 37.9% in the same period of fiscal 1999. As a result of Solectron's international sales and facilities, Solectron's operations are subject to the risks of doing business abroad. While these dynamics have not materially harmed Solectron's results of operations, we cannot assure that there will not be such an impact in the future, including potential adverse effects in operating results associated with the risks of doing business abroad.

Net Sales to Major Customers - Several of our customers accounted for 10% or more of our net sales in the nine-month periods of fiscal 2000 and 1999. The following table details these customers and the percentage of net sales attributed to them.
                                             Nine Months Ended
                                                  May 31,
                                             -----------------
                                               2000      1999
                                             -------   -------
           Cisco Systems, Inc. (Cisco)          12%       10%
           Ericsson Telecom AB (Ericsson)       11%        *
           Compaq Computer Corporation           *        13%
           (Compaq)

----------------
* Less than 10%.

No other customer accounted for more than 10% of net sales during any of the periods presented.

Solectron's top ten customers accounted for approximately 71% and 75%, respectively, of consolidated net sales in the first nine months of fiscal 2000 and 1999. We are dependent upon continued revenues from Cisco, Ericsson and Compaq, as well as our other top ten customers. We cannot guarantee that these or any other customers will not increase or decrease as a percentage of consolidated net sales either individually or as a group. Consequently, any material decrease in sales to these or other customers could materially harm Solectron's results of operations.

Solectron believes that its ability to continue achieving growth will depend upon growth in sales to existing customers for their current and future product generations, successful marketing to new customers, and future geographic expansion. Customer contracts can be canceled and volume levels can be changed or delayed. The timely replacement of delayed, canceled or reduced orders with new business cannot be assured. In addition, we cannot assure that any of Solectron's current customers will continue to utilize Solectron's services. Because of these factors, we cannot assure that Solectron's historical revenue growth rate will continue.

GROSS PROFIT

The gross margin percentage decreased to 9.2% for the nine-month period of fiscal 2000 compared with 9.6% for the same period of fiscal 1999. The reduction was primarily attributable to manufacturing inefficiencies due to non-linearity of materials receipts, a high level of business development activities and new site integration support expenditures, as well as capacity ramp-up for future demand growth.

For our worldwide manufacturing operations, we anticipate that a larger percentage of our sales may be derived from systems-build projects which generally yield lower profit margins than PCB assembly. For our technology solutions business, we expect that a majority of our sales from technology solutions may continue to be derived from turnkey projects which typically yield lower profit margins than the consignment projects. In addition, factors affecting technology solutions' profit margins include the mix between sales of specialty memory modules, standard memory modules, communication card products and embedded computer modules, as well as changes in average memory densities used in memory products. Currently, a significant majority of net sales are derived from the sales of standard memory modules which typically have lower profit margins than its specialty memory modules.

In the foreseeable future, Solectron's overall gross margin is expected to depend primarily on product mix, production efficiencies, utilization of manufacturing capacity, start-up and integration costs of new and acquired businesses, percentage of sales derived from systems-build and turnkey projects, pricing within the electronics industry, component costs and delivery linearity, and the cost structure at individual sites. Over time, gross margins at the individual sites and for Solectron as a whole may continue to fluctuate. Increases in the systems-build business or turnkey projects, additional costs associated with new projects, and price erosion within the electronics industry could harm our gross margin.

In addition, we have experienced component shortages. While the component availability fluctuates from time to time and is still subject to lead time and other constraints, this could possibly have a negative impact on our sales and gross margins for the foreseeable future. Therefore, we cannot assure that Solectron's gross margin will not fluctuate or decrease in future periods.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

In absolute dollars, selling, general and administrative (SG&A) expenses increased 19.4%, for the nine-month period of fiscal 2000 over the same period of fiscal 1999. As a percentage of net sales, SG&A expenses were 3.4% for the nine-month period in the fiscal 2000 and 3.9% for the comparable period in fiscal 1999. The increase in absolute dollars for the fiscal 2000 period primarily resulted from increased human resources and information systems costs to support sales growth and increased costs of acquisition related activities. The decline as a percentage of net sales for the fiscal 2000 period reflects our on-going effort to manage operating expenses relative to sales growth and gross margin levels. We anticipate SG&A expenses will increase in terms of absolute dollars in the future, and may possibly increase as a percentage of revenue, as we continue to invest in our infrastructure such as marketing, sales, supply-base management as well as continuing investment in information systems to support the increased size and complexity of our business.

RESEARCH AND DEVELOPMENT EXPENSES

With the exception of our technology solutions operations, Solectron's research and development (R&D) activities have been focused primarily on the development of prototype and engineering design capabilities, fine pitch interconnecting technologies (which include ball-grid array, tape-automated bonding, multichip modules, chip-on-flex, chip-on-board and flip chip), high-reliability environmental stress test technology and the implementation of environmentally friendly assembly processes such as VOC-free and no-clean. Technology solutions' R&D efforts are concentrated on new product development and improvement of product designs through improvements in functionality and the use of microprocessors in embedded applications.

As a percentage of net sales, R&D expenses were 0.5% for both nine-month periods in fiscal 2000 and 1999. In absolute dollars, R&D expenses were $44.7 million in the first nine months of fiscal 2000 compared to $32.5 million in the same period of fiscal 1999. The increase in R&D expenses in the fiscal 2000 period compared to the fiscal 1999 period was primarily due to increased R&D effort at technology solutions and new R&D projects initiated at various sites. We expect that R&D expenses will increase in absolute dollars in the future and may increase as a percentage of net sales as SMART and Force continue to invest in their R&D efforts and additional R&D projects are undertaken at certain sites.

ACQUISITION AND RESTRUCTURING COSTS

For the nine-month period of fiscal 2000, acquisition costs of $25.5 million included $20.3 million recorded in the second quarter of fiscal 1999 which related to the merger of SMART consisting of investment banker fees, legal fees, accounting fees, registration fees and other incidentals. During the third quarter of fiscal 2000, acquisition costs of $5.2 million were recorded in connection with the acquisition of AMERICOM. These costs included direct transaction fees, as well as legal fees, accounting fees, registration fees and other incidentals.

Total restructuring costs of $7.7 million for the nine-month period comprised of $4.7 million which was recorded in the second quarter of fiscal 2000 associated with the consolidation of certain facilities as a result of the mergers with SMART and Sequel.

These restructuring transaction costs of $4.7 million included lease exit costs of approximately $2.4 million, fixed asset write-offs and other incidental costs of approximately $1.4 million, as well as severance costs of approximately $0.9 million. In the third quarter of fiscal 2000, restructuring costs of $1.8 million related to re-alignment of the operations in Atlanta, Georgia in third quarter of fiscal 2000. Such restructuring costs consisted of severance costs, long-term assets written off and other incidental costs. Additionally, $1.2 million was recorded for long-term assets written off due to operations restructured in Wangaratta, Australia.

As of May 31, 2000, liabilities related to restructuring activities, totaling approximately $3.6 million, are expected to be paid out by the end of the calendar year 2000.

NET INTEREST INCOME (EXPENSE)

Net interest income was $26.8 million for the first nine months of fiscal 2000 compared to $3.8 million of net interest expense for the same period of fiscal 1999. The net interest income in the fiscal 2000 periods primarily resulted from interest income earned on undeployed cash and investments from the proceeds of the 2.75% zero-coupon convertible senior notes which were issued in May 2000, offset in part by interest expense on the 4% and 2.75 yield zero-coupon convertible senior notes as well as on the 7 3/8% senior notes. In the first nine-month period of fiscal 2000, we capitalized approximately $0.9 million of interest expense related to the costs of computer software developed for internal use. We expect to utilize more of the undeployed cash during fiscal 2000 in order to fund anticipated future growth.

INCOME TAXES

For the nine-month period of fiscal 2000, income taxes increased to $158.3 million from $115.5 million in the fiscal 1999 period. The increase was primarily due to increased income before income taxes. In general, the effective income tax rate is largely a function of the balance between income from domestic and international operations. Solectron's international operations, taken as a whole, have been taxed at a lower rate than those in the United States, primarily due to the tax holiday granted to Solectron's sites in Malaysia. The Malaysian tax holiday is effective through January 31, 2002, subject to some conditions, including certain levels of research and development expenditures. Solectron has also been granted various tax holidays in China, which are effective for various terms and are subject to some conditions.

CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE

Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-up Activities." This SOP requires companies to expense all costs incurred in connection with start-up activities. The Company recorded a cumulative effect of change in accounting principle of $3.5 million, net of $1.6 million tax benefit in the first quarter of fiscal 2000.

LIQUIDITY AND CAPITAL RESOURCES

Net working capital was $5.7 billion at May 31, 2000 compared to $3.2 billion at the end of fiscal 1999. During the first nine months of fiscal 2000, cash, cash equivalents and short-term investments increased to $3.4 billion from $1.9 billion which reflects the proceeds of 2.75% yield zero-coupon convertible senior debt issued in May 2000.

We used $297.7 million for acquisitions of additional manufacturing assets from Trimble in California, acquisition funding of manufacturing assets at IBM's Netfinity server operations in Greenock, Scotland; Ericsson in France and Sweden; and Zhone, California; as well as the business acquisitions of NULOGIX in Canada and Compaq's embedded and real time product line and business in Fremont, California and Scotland, and Alcatel Puerto Rico during the first nine months of fiscal 2000.

As we continue to grow, it is expected that we will require greater amounts of working capital to support our operations. We believe that our current level of working capital, together with cash generated from operations and our available credit facilities, will provide adequate working capital for our operations for the foreseeable future. However, we may need to raise additional funds to finance our rapid expansion, including establishing new locations or financing additional acquisitions. We cannot assure that such funds, if needed, will be available on terms acceptable to us or at all.

Inventory levels fluctuate directly with the volume of Solectron's manufacturing. Changes or significant fluctuations in product market demands can cause fluctuations in inventory levels that may result in changes of inventory turns and liquidity. The increase in inventory levels at May 31, 2000 from fiscal year end 1999 was primarily due to ramp-up programs, incomplete kits on hand awaiting short components, and purchased inventory through asset acquistions.

In the first nine months of fiscal 2000, Solectron invested $323.5 million in capital expenditures. A large portion of these expenditures related to the purchase of new equipment, primarily surface mount assembly and test equipment, to meet current and expected production levels, as well as to replace or upgrade older equipment which was retired or sold. Expenditures were also made for the construction of buildings for the sites in Mexico, Romania, North Carolina and Massachusetts. We expect total capital expenditures in fiscal 2000 to be approximately $450 million.

In addition to cash and cash equivalents of $2.6 billion and short-term investments of $0.8 billion as of May 31, 2000, Solectron has available a $100 million unsecured multicurrency revolving credit facility that expires in April 2002. This credit facility is subject to certain financial covenants. We also have approximately $105 million in unused foreign credit facilities of which $24 million is committed credit line.

"YEAR 2000" ISSUES

Solectron developed a comprehensive program to address the issues associated with the programming code in the computer systems as the year 2000 approached. The Year 2000 problem was pervasive and complex, since computer systems, manufacturing equipment and industrial control systems would have been affected in some way by the rollover of the two digit year value to 00. Systems that could not properly recognize such dates could have generated erroneous information or caused a system to fail. The Year 2000 issue created risk for us from unforeseen problems in our systems and from those of third parties with whom we do business.

We experienced no significant operational or administrative problems as we passed the transition to the year 2000. While the New Year rollover was potentially the most critical period, the computer related problems may not surface for months from now. We will continue to diligently monitor the systems for any Year 2000 issues and any other date related computer issues in the coming months. Any failure of Solectron's and/or third parties' computer systems, manufacturing equipment and industrial control systems could materially harm our ability to conduct business.

The total cost for the completion of Year 2000 program was approximately $35 million. Of this amount, approximately $10.0 million was for the replacement of capital equipment, approximately half of which comprises noncompliant systems that would not otherwise have been replaced at that point in time. A significant portion of these costs was not incremental to us, but rather represented the redeployment of existing resources. Certain other information technology projects were delayed due to the focus on Year 2000 issues. The total amount spent on the program in the prior fiscal year ended August 31, 1999, was $27.0 million, of which $18.0 million principally pertained to payroll costs for personnel involved in the program and costs of outside consultants and $9.0 million principally pertained to capital expenditures. Prior to fiscal 1999, costs of software and hardware applications incurred for Year 2000 compliance were not tracked separately, but were estimated to be in the range of $2.0 million to $3.0 million.

RECENT ACCOUNTING PRONOUNCEMENTS

Effective in the first quarter of fiscal 1999, Solectron adopted Statement of Financial Accounting Standards No. 130 (SFAS No. 130), "Reporting Comprehensive Income," which requires us to report and display certain information related to comprehensive income. Comprehensive income includes net income and other comprehensive income. Other comprehensive income is classified separately into foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. The adoption of SFAS No. 130 had no impact on Solectron's financial position, results of operations or cash flows.

Effective in the first quarter of fiscal 1999, Solectron adopted the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use and for determining when specific costs should be capitalized and when they should be expensed. The impact of adopting SOP 98-1 was not significant to Solectron's financial position, results of operations or cash flows.

In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. We adopted SOP 98-5 in the first quarter of fiscal 2000.

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." As amended by SFAS No. 137 and 138, SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Solectron anticipates that the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or cash flows. Solectron will adopt SFAS No. 133 in its first fiscal quarter of 2001.

In December  1999, the  Securities  and Exchange  Commission  (SEC) issued Staff
Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC and was effective the first fiscal quarter of fiscal years beginning after December 15, 1999 and requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with Accounting Principles Board opinion 20, "Accounting Changes." Subsequently, SAB No.101A and 101B were issued to delay the implementation of SAB No. 101. It will be effective for Solectron in the Company's fourth quarter of fiscal 2001. Solectron is currently evaluating the impact, if any, SAB No. 101 will have on its financial position or results of operations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

FOREIGN CURRENCY EXCHANGE RATES RISK

We do not use derivative financial instruments for speculative purposes. Our policy is to hedge our foreign currency denominated transactions in a manner that substantially offsets the effects of changes in foreign currency exchange rates. Presently, we use foreign currency borrowings and foreign currency forward contracts to hedge only those currency exposures associated with certain assets and liabilities denominated in non functional currencies. Corresponding gains and losses on the underlying transaction generally offset the gains and losses on these foreign currency hedges.

As of August 31, 1999, all of the foreign currency hedging contracts were scheduled to mature in less than three months and there were no material deferred gains or losses. In addition, our international operations in some instances act as a natural hedge because both operating expenses and a portion of sales are denominated in local currency. In these instances, including our current experience involving the devaluation of the Brazilian real, although an unfavorable change in the exchange rate of a foreign currency against the U.S. dollar will result in lower sales when translated to U.S. dollars, operating expenses will also be lower in these circumstances. Also, since less than 12% of Solectron's net sales are denominated in currencies other than the U.S. dollar, we do not believe our total exposure to be significant.

Solectron has currency exposures arising from both sales and purchases denominated in currencies other than the functional currency of Solectron sites. Fluctuations in the rate of exchange between the currency of the exposure and the functional currency of the Solectron site could seriously harm our business, operating results and financial condition. For example, if there is an increase in the rate at which a foreign currency is exchanged for U.S. dollars, it will require more of the foreign currency to equal a specified amount of U.S. dollars than before the rate increase. In such cases, and if we price our products and services in the foreign currency, we will receive less in U.S. dollars than we did before the rate increase went into effect. If we price our products and services in U.S. dollars and competitors price their products in local currency, an increase in the relative strength of the U.S. dollar could result in our prices being uncompetitive in markets where business is transacted in the local currency.

INTEREST RATE RISK

The primary objective of our investment activities is to preserve principal, while at the same time, maximize yields without significantly increasing risk. To achieve this objective, we maintain our portfolio of cash equivalents and short-term investments in a variety of securities, including both government and corporate obligations, certificates of deposit and money market funds. As of May 31, 2000, approximately 85% of our total portfolio was scheduled to mature in less than six months. As of August 31, 1999, approximately 93% of our total portfolio was scheduled to mature in one year or less, with the remainder maturing in less than two years. See Note 2 of Notes to Supplemental Consolidated Financial Statements.

The following table presents the amounts of our cash equivalents and short-term investments that are subject to interest rate risk by year of expected maturity and weighted average interest rates as of August 31, 1999:

                                   2000      2001     Total   Fair Value
                                 -------   -------  --------  ----------
                                         (dollars in millions)
        Cash equivalents and     $1,326.4  $111.4   $1,437.8   $1,437.8
        short-term investments
        Average interest rates       5.25%   5.39%

We have entered into an interest rate swap transaction under which we pay a fixed rate of interest hedging against the variable interest rates charged by the lessor for the facility lease at Milpitas, California. The interest rate swap expires in the year 2002, which coincides with the maturity date of the lease term. As we intend to hold the interest rate swap until the maturity date, we are not subject to market risk. In fact, such interest rate swap has fixed the interest rate for the facility lease, thus reducing interest rate risk.

Solectron's long-term debt instruments are subject to fixed interest rates. In addition, the amount of principal to be repaid at maturity is also fixed. In the case of the convertible notes, such notes are based on fixed conversion ratios into common stock. Therefore, we are not exposed to variable interest rates related to our long-term debt instruments.

SUPPLEMENTAL FINANCIAL STATEMENTS AND DATA

            Unaudited Supplemental Quarterly Financial Information

For each fiscal quarter during the first nine months ended May 31, 2000 and two fiscal years ended August 31, 1999 and August 31, 1998 (in millions except percentages and per share data):

                                          First    Second    Third     Fourth
           2000                           Quarter  Quarter   Quarter   Quarter
           ----                          --------  -------   --------  --------
      Net sales                          $2,834.6  $2,921.7  $3,645.0
      Gross profit                       $  277.0  $  279.9  $  305.5
      Gross margin                            9.8%      9.6%      8.4%
      Operating income                   $  155.3  $  135.7  $  170.2
      Operating margin                        5.5%      4.6%      4.7%
      Income before cumulative effect of
        change in accounting principle   $  113.3  $   96.7  $  119.7
      Cumulative effect of change in
        accounting principle,
        net of income tax benefi         $   (3.5) $     --  $     --
                                         --------  --------  --------
      Net income                         $  109.8  $  96.7   $  119.7
                                         ========  ========  ========
      Basic net income per share: (1)
        Income before cumulative effect of
         change in accounting principle  $  0.19   $   0.16  $   0.20
        Cumulative effect of change in
          accounting principle           $ (0.01)  $     --  $     --
                                         --------  --------  --------
        Net income                       $  0.18   $   0.16  $   0.20
                                         --------  --------  --------
      Diluted net income per share: (1)
        Income before cumulative effect
         of change in accounting
         principle                       $   0.18  $   0.16   $   0.19
        Cumulative effect of change in
         accounting principle            $  (0.01) $     --   $     --
                                         --------  --------   --------
        Net income                       $   0.17  $   0.16   $   0.19
                                         ========  ========   ========
           1999
           ----
      Net sales                          $2,272.0  $2,249.3  $2,440.4  $2,707.5
      Gross profit                       $  211.7  $  216.9  $  240.8  $  266.9
      Gross margin                            9.3%      9.6%      9.9%      9.9%
      Operating income                   $  115.1  $  117.0  $  134.0  $  150.0
      Operating margin                        5.1%      5.2%      5.5%      5.5%
      Net income                         $   77.5  $   78.4  $   90.9  $  103.5
      Basic net income
        per share(1)                     $   0.15  $   0.15  $   0.16  $   0.18
      Diluted net income
       per share(1)                      $   0.14  $   0.14  $   0.16  $   0.17

           1998
           ----
      Net sales                          $1,340.9  $1,369.4  $1,465.0  $1,926.9
      Gross profit                       $  160.3  $  158.6  $  159.6  $  188.1
      Gross margin                           12.0%     11.6%     10.9%      9.8%
      Operating income                   $   90.0  $   92.4  $   83.4  $  102.8
      Operating margin                        6.7%      6.7%      5.7%      5.3%
      Net income                         $   61.7  $   63.1  $   57.8  $   68.7
      Basic net income
        per share (1)                    $   0.12  $   0.12  $   0.11  $   0.13
      Diluted net income
        per share (1)                    $   0.12  $   0.12  $   0.11  $   0.13

(1) Adjusted to reflect two-for-one stock splits through March 8, 2000.

                     SOLECTRON CORPORATION AND SUBSIDIARIES
                   SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS
                     (In millions, except per share data)

                                                    As of August 31,
                                                  ------------------
                                                    1999       1998
                                                  --------  --------
         ASSETS
         Current assets:
           Cash and cash equivalents              $1,428.1  $  306.4
           Short-term investments                    453.6     183.5
           Accounts receivable, less allowances
             Of $6.4 and $4.7, respectively        1,282.5     785.5
           Inventories                             1,197.0     843.8
           Prepaid expenses and other
             current assets                          121.2     136.3
                                                  --------  --------
             Total current assets                  4,482.4   2,255.5
         Net property and equipment                  723.8     505.3
         Other assets                                214.3      82.9
                                                  --------  --------
         Total assets                             $5,420.5  $2,843.7
                                                  ========  ========

         LIABILITIES AND STOCKHOLDERS' EQUITY
         Current liabilities:
           Short-term debt                        $   46.9  $   23.8
           Accounts payable                        1,050.4     751.2
           Accrued employee compensation             103.7      83.2
           Accrued expenses                           46.6      39.6
           Other current liabilities                  72.1      79.6
                                                  --------  --------
             Total current liabilities             1,319.7     977.4
         Long-term debt                              922.7     386.8
         Other long-term liabilities                  11.2       4.1
                                                  --------  --------
             Total liabilities                     2,253.6   1,368.3
                                                  --------  --------
         Commitments
         Stockholders' equity:
           Preferred stock, $.001 par value; 1.2
             shares authorized; no shares issued        --        --
           Common stock,  $.001 par value;  800.0
             shares  authorized;  594.1 and 519.9
             shares  issued and  outstanding,
             respectively,  adjusted for stock split
             effective March 8, 2000                   0.3       0.2
           Additional paid-in capital              2,081.4     658.6
           Retained earnings                       1,173.1     824.8
           Accumulated other comprehensive losses    (87.9)     (8.2)
                                                  --------  --------
              Total stockholders' equity           3,166.9   1,475.4
                                                  --------  --------
         Total liabilities and stockholders'
           equity                                 $5,420.5  $2,843.7
                                                  ========  ========


See accompanying notes to supplemental consolidated financial statements.

                    SOLECTRON CORPORATION AND SUBSIDIARIES
                SUPPLEMENTAL CONSOLIDATED STATEMENTS OF INCOME
                     (In millions, except per share data)

                                           Years Ended August 31,
                                        ---------------------------
                                          1999     1998      1997
                                        -------- --------  --------

         Net sales                       $9,669.2 $6,102.2 $4,408.5
         Cost of sales                    8,732.9  5,435.6  3,862.1
                                         -------- -------- --------
         Gross profit                       936.3    666.6    546.4
         Operating expenses:
           Selling, general and
            Administrative                  379.7    268.1    215.7
           Research and development          40.5     29.9     23.5
           Acquisition costs                  --       --       4.0
                                         -------- -------- --------
         Operating income                   516.1    368.6    303.2
         Interest income                     36.7     32.3     31.2
         Interest expense                   (38.3)   (25.4)   (26.9)
                                         -------- -------- --------
         Income before income taxes         514.5    375.5    307.5
         Income taxes                       164.2    124.2    103.8
                                         -------- -------- --------
         Net income                      $  350.3 $  251.3 $  203.7
                                         ======== ======== ========
         Net income per share:
           Basic                         $   0.65 $   0.49 $   0.42
           Diluted                       $   0.61 $   0.47 $   0.40
         Weighted average number of shares:
           Basic                            542.6    510.1    487.4
           Diluted                          579.0    556.6    507.8

See accompanying notes to supplemental consolidated financial statements.

                    SOLECTRON CORPORATION AND SUBSIDIARIES
         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                  (In millions)

                                                                             Accumulated
                                     Common Stock    Additional                Other            Total
                                   ---------------   Paid-In     Retained   Comprehensive    Stockholders'
                                    Shares  Amount   Capital     Earnings   Income(losses)      Equity
                                   ------- -------  -----------  ---------  --------------  -------------

     Balances as of August 31,1996  460.3    $0.1    $ 415.2      $ 370.7     $    1.8          $ 787.8
     Net income                        --      --         --        203.7           --            203.7
     Foreign currency translation      --      --         --           --        (12.4)           (12.4)
     Stock issued under stock
       option and employee
       purchase plans                15.1      --       42.0           --           --             42.0
     Stock issued in business
       combination                   24.8      --       24.0           --           --             24.0
     Issuance of common stock, net    2.9      --       86.9           --           --             86.9
     Repayment of shareholder
       note receivable                 --      --        0.3           --           --              0.3
     Tax benefit associated with
       exercise of stock options       --      --       17.9           --           --             17.9
                                   ------   ------   -------      --------    --------         --------
     Balances as of August 31,1997  503.1     0.1      586.3        574.4        (10.6)         1,150.2
     Net income                        --      --         --        251.3           --            251.3
     Foreign currency translation      --      --         --           --          2.4              2.4
     Stock issued under stock
       option and employee
       purchase plans                15.4     0.1       54.2           --           --             54.3
     Issuance of common stock, net    1.9      --       15.7           --           --             15.7
     Repayment of shareholder
       note receivable                0.1      --        0.1           --           --              0.1
     Cash dividends                    --      --         --         (0.9)          --             (0.9)
     Repurchase of common stock      (0.6)     --       (9.2)          --           --             (9.2)
     Tax benefit associated with
       exercise of stock options       --      --        11.5          --           --             11.5
                                   -------  ------   -------      -------     --------          --------
     Balances as of August 31,1998  519.9     0.2      658.6        824.8         (8.2)         1,475.4
     Net income                        --      --         --        350.3           --            350.3
     Foreign currency translation      --      --         --           --        (78.6)           (78.6)
     Unrealized loss on investments    --      --         --           --         (1.1)            (1.1)
     Stock issued under stock
       option and employee
       purchase plans                12.7      --       81.5           --           --             81.5
     Issuance of common stock
       dividends                       --     0.1         --         (0.1)          --               --
     Conversion of long-term
       debt, net                     27.2      --      225.3           --           --            225.3
     Issuance of common stock,
       net of issuance
       costs of $32.5                34.2      --    1,069.9           --           --          1,069.9
     Stock issued in business
       combination                    0.5      --       17.8           --           --             17.8
     Cash dividends                    --      --         --         (1.9)          --             (1.9)
     Repurchase of common stock      (0.4)     --       (7.1)          --           --             (7.1)
     Tax benefit associated with
       exercise of stock options       --      --       35.4           --           --             35.4
                                   ------  ------   --------     --------     --------         --------
     Balances as of August 31,1999  594.1    $0.3   $2,081.4     $1,173.1     $  (87.9)        $3,166.9
                                   ======  ======   ========     ========     ========         ========


See accompanying notes to supplemental consolidated financial statements.

                    SOLECTRON CORPORATION AND SUBSIDIARIES
         SUPPLEMENTAL CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                  (In millions)

                                         Years Ended August 31,
                                        ------------------------
                                          1999    1998     1997
                                        -------  -------  ------
Net income                               $350.3   $251.3  $203.7
Other comprehensive income (loss):
Foreign currency translation
 adjustments, net of income tax benefit
 of $0.4 in 1999                          (78.6)    2.4   (12.4)
Unrealized loss on investments, net of
 income tax benefit of $0.6 in 1999        (1.1)     --      --
                                         ------   ------  ------
Comprehensive income                     $270.6   $253.7  $191.3
                                         ======   ======  ======

-----------

Accumulated foreign currency translation losses were $86.8 million at August 31, 1999, $8.2 million at August 31, 1998, and $10.6 million at August 31, 1997. For fiscal year 1999, the foreign currency translation loss primarily resulted from the devaluation of the Brazilian real. Most of Solectron's foreign currency translation adjustment amounts relate to investments which are permanent in nature. To the extent that such amounts relate to investments which are permanent in nature, no adjustment for income taxes is made. Accumulated unrealized losses on investments were $1.1 million at August 31, 1999.



See accompanying notes to supplemental consolidated financial statements.

                    SOLECTRON CORPORATION AND SUBSIDIARIES
              SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (In millions)

                                               Years Ended August 31,
                                             --------------------------
                                               1999      1998     1997
                                             -------- --------- -------
        Cash flows from operating Activities:
          Net income                          $350.3    $251.3   $203.7
          Adjustments to reconcile net
           income to net cash provided
           by operating activities:
            Depreciation and amortization      200.4     134.6    109.9
            Non-cash interest expense           18.5       --       --
            Tax benefit associated with the
             exercise of stock options          35.4      11.5     17.9
            Gain on disposal of fixed assets    (4.6)     (2.3)     --
            Other                                5.5      (0.6)    (6.9)
            Changes in operating assets
             and liabilities:
              Accounts receivable             (505.2)   (271.2)  (110.0)
              Inventories                     (329.7)   (165.2)  (115.9)
              Prepaid expenses and other
               current assets                   16.2     (38.7)   (62.3)
              Accounts payable                 294.8     248.8    143.4
              Accrued expenses and other
               current liabilities              15.0      44.1     38.0
                                              ------    ------   ------
        Net cash provided by
          Operating activities                  96.6     212.3    217.8
                                              ------    ------   ------
        Cash flows from investing activities:
          Purchases of short-term             (598.0)   (244.9)  (310.8)
        investments
          Sales and maturities of short-term
           investments                         327.8     358.1    204.4
          Acquisition of manufacturing
           locations and assets               (164.2)   (204.0)     --
          Capital expenditures                (449.4)   (279.1)  (205.7)
          Proceeds from sales of fixed
           assets                               41.7      60.4     11.5
          Other                                (32.0)    (15.6)    16.5
                                              ------    ------   ------
        Net cash used in investing
          activities                          (874.1)   (325.1)  (284.1)
                                              ------    ------   ------

   (continued)

                    SOLECTRON CORPORATION AND SUBSIDIARIES
        SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
                                  (In millions)

                                       Years Ended August 31,
                                     ---------------------------
                                       1999      1998     1997
                                     --------  -------  --------
Cash flows from financing activities:
  Net proceeds from bank
   lines of credit                       22.1     22.8      0.8
  Net proceeds from issuance of
   long-term debt                       732.1      1.4       --
  Repayments of long-term debt           (2.7)    (2.3)    (4.7)
  Repurchase of common stock             (7.1)    (9.2)      --
  Proceeds from exercise of stock
   options                               81.5     54.3     42.0
  Net proceeds from issuance of
   common stock                       1,069.9     15.7     86.9
  Dividends paid                         (1.4)    (0.4)      --
  Other                                  (0.4)    (2.2)      --
                                      -------   ------   ------
Net cash provided by financing
  activities                          1,894.0     80.1    125.0
                                      -------   ------   ------
Effect of exchange rate changes on
  cash and cash equivalents               5.2      1.7     (3.5)
                                      -------   ------   ------
Net increase (decrease) in cash
  and cash equivalents                1,121.7    (31.0)    55.2
Cash and cash equivalents at
  beginning of year                     306.4    337.4    282.2
                                      -------   ------   ------
Cash and cash equivalents at
  end of year                        $1,428.1   $306.4   $337.4
                                     ========   ======   ======

Cash paid:
  Interest                            $  27.7   $ 25.7   $ 38.7
  Income taxes                        $ 114.5   $ 93.7   $108.6
Non cash investing and financing
 activities:
  Issuance of common stock upon
   conversion of long-term debt, net $ 225.4 $ -- $ -- Issuance of common stock for business combination, net
   of cash acquired                   $  14.7   $   --   $ 24.0

See accompanying notes to supplemental consolidated financial statements.

                    SOLECTRON CORPORATION AND SUBSIDIARIES
           NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Description of Operations and Principles of Consolidation: Solectron (the Company) provides integrated supply chain solutions that span the entire product life cycle, including technology, manufacturing and global services. The Company's primary services include the manufacturing and testing of PCB assemblies as well as system level assembly and testing. In addition, the Company designs, manufactures and markets memory modules, flash memory cards, high performance embedded computer modules and systems and I/O product solutions primarily to the computer, networking, telecommunications and medical imaging industries. The Company also provides materials procurement and materials management in support of its manufacturing, assembly and testing services. In addition, the Company's services include preproduction planning such as product design and product prototyping; distribution; and end-of-life product services involving product repair and warranty services. The Company has manufacturing operations located in the Americas, Europe and Asia/Pacific.

The accompanying supplemental consolidated financial statements include the accounts of Solectron and its subsidiaries after elimination of intercompany accounts and transactions.

On April 28, 2000, Solectron completed its acquisition of AMERICOM, a privately held corporation which specializes in wireless handset repair and refurbishment and outsourced technical customer support services. Solectron issued approximately 1.8 million shares of its common stock to exchange for all outstanding common stock and to extinguish obligations under the stock appreciation rights plan of AMERICOM. On July 14, 2000, Solectron completed the acquisition of Bluegum which is a leading electronics contract manufacturer in Australia. Solectron issued approximately 2.3 million shares of its common stock to exchange for all outstanding common shares and stock options of Bluegum. Both transactions were accounted for as a pooling of interests.

Accordingly, Solectron's historical financial statements have been restated retroactively to include the financial results of AMERICOM and Bluegum. While AMERICOM's fiscal year was from January 1 to December 31, Bluegum's fiscal year was from July 1 to June 31 since its inception from February 1998. AMERICOM's results of operations for the years ended December 31, 1999, 1998 and 1997 together with Bluegum's results of operations for the years ended June 30, 1999 and 1998 have been combined with Solectron's results of operations for the years ended August 31, 1999, 1998 and 1997, respectively. AMERICOM's balance sheets as of December 31, 1999 and 1998 together with Bluegum's balance sheets as of June 30, 1999 and 1998 have been combined with Solectron's balance sheets as of August 31, 1999 and 1998, respectively. Both AMERICOM and Bluegum changed their fiscal year ends to coincide with Solectron's beginning in fiscal 2000.

Restated financial information includes certain adjustments for the elimination of net sales and cost of sales related to shipments by Solectron to Bluegum as well as for certain reclassifications made to AMERICOM's and Bluegum's financial statements to conform with Solectron's financial statement presentation. There were no adjustments necessary to conform the accounting policies of the combining companies.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(b) Cash Equivalents and Short-Term Investments: Cash equivalents are highly liquid investments purchased with an original maturity of less than three months. Short-term investments are investment grade short-term debt instruments with original maturities greater than three months.

Solectron accounts for its investments in debt and equity securities pursuant to the provisions of Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Investments in debt securities are classified as "available-for-sale." Such investments are recorded at fair value as determined from quoted market prices, and the cost of securities sold is determined based on the specific identification method. If material, unrealized gains or losses are reported as a component of comprehensive income or loss, net of related tax effect.

(c) Inventories: Inventories are stated at the lower of weighted average cost or market.

(d) Property and Equipment: Property and equipment are recorded at cost. Depreciation and amortization are computed based on the shorter of the estimated useful lives or the related lease terms, using the straight-line method. Estimated useful lives are presented below.

               Machinery and equipment      2 - 5 years
               Furniture and fixtures       3 - 5 years
               Leasehold improvements       Lease term
               Buildings*                   15-20 years

* Useful lives for buildings in China, Australia and Scotland are 30 years, 40 years and 50 years, respectively.

(e) Other Assets: Other assets consist of intangible assets, including intellectual property rights, goodwill and debt issuance costs. Intangible assets are amortized using the straight-line method, over the expected life of the asset - ten years for intellectual property rights and goodwill. Debt issuance costs related to the zero-coupon convertible senior notes are amortized using the effective interest method over seven years. Debt issuance costs related to the senior notes are amortized using the straight-line method, which does not differ materially from the effective interest method, over the debt term of ten years.

(f) Impairment of Long-Lived Assets: Solectron reviews property and equipment for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of property and equipment is measured by comparison to its carrying amount, including the unamortized portion of goodwill allocated to the property and equipment, to future net cash flows the property and equipment are expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the property and equipment, including the allocated goodwill, if any, exceeds its fair market value. Solectron assesses the recoverability of enterprise-level goodwill by determining whether the unamortized goodwill balance can be recovered through undiscounted future net cash flows of the acquired operation. The amount of enterprise-level goodwill impairment, if any, is measured based on projected discounted future net cash flows using a discount rate reflecting the Company's average cost of funds.

(g) Income Taxes: Solectron uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. When necessary, a valuation allowance is recorded to reduce tax assets to an amount for which realization is more likely than not. The effect of changes in tax rates is recognized in the period in which the rate change occurs.

(h) Net Income Per Share: Basic net income per share is calculated using the weighted-average number of common shares outstanding during the period. Diluted net income per share is calculated using the weighted-average number of common shares plus dilutive potential common shares outstanding during the period. Potential common shares consist of stock options that are computed using the treasury stock method and shares issuable upon conversion of Solectron's outstanding convertible notes computed using the as-if-converted method. Share and per-share data presented reflect the two-for-one stock splits effective through March 8, 2000.

(i) Revenue Recognition: Solectron recognizes revenue upon shipment of product to its customers.

(j) Employee Stock Plans: Solectron accounts for its stock option plans and its Employee Stock Purchase Plan using the intrinsic value method.

(k) Foreign Currency: For foreign subsidiaries using the local currency as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expenses are translated at average exchange rates. The effects of these translation adjustments are reported in other comprehensive income. Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved and remeasurement adjustments for foreign operations where the U.S. dollar is the functional currency are included in income. To date, the effect of such amounts on net income has not been material.

(l) Derivatives: Gains and losses on foreign currency forward exchange contracts designated as hedges of assets and liabilities are included in income concurrently with the offsetting losses and gains on the related balance sheet items. Gains and losses on hedges of firm commitments are deferred and included in the basis of the transaction when it occurs.

(m) Year End: Solectron's financial reporting year ends on the last Friday in August. Fiscal years 1999, 1998 and 1997 each contained 52 weeks. For purposes of presentation in the accompanying financial statements and notes, Solectron has indicated its accounting years as ending on August 31.

Solectron's subsidiaries, Solectron Texas, Inc. (Texas) and Solectron Brasil, Ltda. (Brazil), report their results one month in arrears. Solectron's supplemental consolidated financial position as of August 31, 1999 and 1998, include the financial position of the Texas and Brazil operations as of July 31, 1999 and 1998. Similarly, Solectron's supplemental consolidated results of operations and cash flows for the years ended August 31, 1999 and 1998, include the results of operations and cash flows of the Texas and Brazil operations for the twelve-month periods ended July 31, 1999 and 1998. Solectron's supplemental consolidated results of operations and cash flows for the year ended August 31, 1997, include the results of operations and cash flows of the Texas operation for the twelve-month period ended July 31, 1997.

(n) Recent Accounting Pronouncements: Effective in the first quarter of fiscal 1999, Solectron adopted Statement of Financial Accounting Standards No. 130 (SFAS No. 130), "Reporting Comprehensive Income," which requires the Company to report and display certain information related to comprehensive income. Comprehensive income includes net income and other comprehensive income. Other comprehensive income is classified separately into foreign currency items, minimum pension liability adjustments, and unrealized gains and losses on certain investments in debt and equity securities. The adoption of SFAS No. 130 had no impact on Solectron's financial position, results of operations or cash flows.

Effective in the first quarter of fiscal 1999, Solectron adopted the American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 provides guidance on accounting for the costs of computer software developed or obtained for internal use and for determining when specific costs should be capitalized and when they should be expensed. The impact of adopting SOP 98-1 was not significant to Solectron's financial position, results of operations or cash flows.

In April 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires that all start-up costs related to new operations must be expensed as incurred. In addition, all start-up costs that were capitalized in the past must be written off when SOP 98-5 is adopted. Solectron expects that the adoption of SOP 98-5 will not have a material impact on its financial position, results of operations or cash flows.

In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." As amended by SFAS No. 137 and 138, SFAS No. 133 establishes methods of accounting for derivative financial instruments and hedging activities related to those instruments as well as other hedging activities. Solectron anticipates that the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or cash flows. Solectron will adopt SFAS No. 133 in its first fiscal quarter of 2001.

In December  1999, the  Securities  and Exchange  Commission  (SEC) issued Staff
Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which provides guidance related to revenue recognition based on interpretations and practices followed by the SEC and was effective the first fiscal quarter of fiscal years beginning after December 15, 1999 and requires companies to report any changes in revenue recognition as a cumulative change in accounting principle at the time of implementation in accordance with Accounting Principles Board opinion 20, "Accounting Changes." Subsequently, SAB No.101A and 101B were issued to delay the implementation of SAB No. 101. It will be effective for Solectron in the Company's fourth quarter of fiscal 2001. Solectron is currently evaluating the impact, if any, SAB No. 101 will have on its financial position or results of operations.

(o) Reclassifications: Certain prior year amounts have been reclassified to conform to the 1999 presentation.

NOTE 2. CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

Cash, cash equivalents and short-term investments as of August 31, 1999, and 1998, consisted of the following:

                                           Cash and
                                             Cash       Short-Term
                                          Equivalents   Investments
                                          -----------   -----------
                                             (in millions)
              1999
              ----------------------------
              Cash                          $  229.6        $   --
              Money market funds               119.7           0.7
              Certificates of deposit           55.1          38.8
              Market auction securities         33.5          39.1
              U.S. government securities       603.9         274.4
              Corporate obligations            313.9         100.6
              Other                             72.4           --
                                            -------         ------
                Total                       $1,428.1        $453.6
                                            ========        ======

              1998
              ----------------------------
              Cash                           $ 138.6       $    --
              Money market funds                74.2            --
              Certificates of deposit            0.1          11.4
              Market auction securities         10.7          28.8
              U.S. government securities        52.0         118.2
              Corporate obligations              6.0          17.5
              Municipal obligations              5.4            --
              Other                             19.4           7.6
                                             -------        ------
                Total                        $ 306.4        $183.5
                                             =======        ======

Short-term investments are carried at fair market value, which approximates cost. As of August 31, 1999 and 1998, unrealized gains and losses were not significant. Realized gains and losses for the fiscal years ended August 31, 1999 and 1998 were not significant. As of August 31, 1999, approximately 93% of Solectron's short-term investments mature in one year or less, with the remainder maturing in less than two years.

NOTE 3. INVENTORIES

Inventories as of August 31, 1999 and 1998, consisted of:

                                           1999      1998
                                         --------   ------
                                           (in millions)
          Raw materials                  $  862.9   $617.3
          Work-in-process                   237.6    175.6
          Finished goods                     96.5     50.9
                                         --------   ------
            Total                        $1,197.0   $843.8
                                         ========   ======

NOTE 4. PROPERTY AND EQUIPMENT

Property and equipment as of August 31, 1999 and 1998, consisted of:

                                               1999    1998
                                             -------  ------
                                              (in millions)
              Land                            $ 24.8  $ 23.6
              Buildings and improvements       142.8    99.4
              Leasehold improvements            61.8    46.7
              Factory equipment                749.9   575.4
              Computer equipment and
               software                        168.9    92.1
              Furniture, fixtures and other     48.9    38.9
              Construction-in-progress          94.0    59.3
                                              ------  ------
                                             1,291.1   935.4
              Less accumulated depreciation
               and amortization                567.3   430.1
                                              ------  ------
              Net property and equipment      $723.8  $505.3
                                              ======  ======

NOTE 5. LINES OF CREDIT

Solectron has available a $100 million unsecured multicurrency revolving line of credit that expires April 30, 2002. Borrowings under the credit facility bear interest, at Solectron's option, at either the bank's prime rate, the London interbank offering rate (LIBOR) plus a margin, or the bank's certificate of deposit (CD) rate plus a margin. The margin under the LIBOR or CD rate options will vary depending on Solectron's Standard & Poor's Corporation and/or Moody's Investor Services, Inc. rating for its long-term senior unsecured debt. This margin was 0.4% at August 31, 1999. Under the credit agreement, the Company must meet certain financial covenants. As of August 31, 1999 and 1998, there were no borrowings outstanding under this line of credit.

In May 1999, Solectron entered into a new unsecured revolving bank line of credit agreement that expired in May 2000. Borrowings under this agreement were limited to $30 million and bear interest at either one percent below the bank's prime rate or a 1% spread over LIBOR, at Solectron's option. The Company was required to maintain specified levels of tangible net worth and comply with certain other covenants related to this line of credit. As of August 31, 1999, no borrowings were outstanding under this agreement.

Additionally, AMERICOM had a bank line of credit of $12 million as of its fiscal year ended December 31, 1999. Borrowings against this line of credit, which was terminated in May 2000, were $8.0 million with an interest rate of 8.5% per annum.

Solectron also had approximately $127 million in uncommitted foreign lines of credit and other bank facilities as of August 31, 1999. Borrowings were payable on demand. The interest rates ranged from the bank's prime lending rate to the bank's prime rate plus 2.0%. As of August 31, 1999, borrowings and guaranteed amounts under these lines of credit were $41 million, which had a weighted-average interest rate of 5.1% per annum. In addition, Solectron's Australian site, Bluegum, had approximately $42.5 million in committed lines of credit with its local banks, which were terminated in July 2000. As of Bluegum's fiscal year ended June 30, 1999, borrowings under these lines of credit were $15.6 million and had a weighted-average interest rate of 6.95% per annum, and it had a non-interest bearing short-term note balance of $1.8 million to be paid off in two six-month installments by June 30, 2000 to IBM resulting from its acquisition of IBM's manufacturing facility in Wangaratta, Australia in February 1998.

Solectron had an asset securitization arrangement with a bank under which it might sell up to $220 million of eligible accounts receivable. There were no borrowings outstanding under this arrangement as of August 31, 1999. The securitization arrangement, at Solectron's discretion, was not renewed upon its expiration in September 1999.

NOTE 6. LONG-TERM DEBT

Long-term debt at August 31, 1999 and 1998, consisted of (in millions):

                                                     1999     1998
                                                   -------  --------
           Zero coupon convertible senior notes
             due 2019, face value $1,656.0,
             fair value of $1,029.9 in 1999         $767.6       --
           6% subordinated notes due 2006, face
             value $230.0, fair value of $333.5
             in 1998 converted into 27.2 shares
             of common stock                            --   $230.0
           7 3/8% senior notes due 2006, face value
             $150.0, fair value of $143.8 in 1999
             and $157.7 in 1998                      149.8    149.8
           Other, fair value of $5.3 in 1999 and
             $7.0 in 1998                              5.3      7.0
                                                    ------   ------
            Total long-term debt                    $922.7   $386.8
                                                    ======   ======

In January 1999, Solectron issued 1,656,000 zero coupon convertible senior notes to qualified institutional investors in a private placement at an issue price of $452.89 per note which resulted in gross proceeds of approximately $750 million. These notes are unsecured and unsubordinated indebtedness with a maturity value aggregating $1.656 billion. There will be no interest payment prior to maturity. Each note has a yield of 4% with a maturity value of $1,000 on January 27, 2019. Solectron is amortizing the issue discount using the effective interest method over the term of the notes. Each note is convertible at any time by the holder at a conversion rate of 14.944 shares per note, adjusted for the two-for-one stock splits effective through March 8, 2000. Holders may require Solectron to purchase all or a portion of their notes on January 27, 2002, and January 27, 2009, at a price of $510.03 and $672.97 per note, respectively. Also, each holder may require Solectron to repurchase all or a portion of such holder's notes upon a change in control of Solectron occurring on or before January 27, 2002. Solectron, at its option, may redeem all or a portion of the notes at any time on or after January 27, 2003. In addition, Solectron filed with the Securities Exchange Commission a registration statement for resales of the notes and the common stock issuable upon conversion. Such registration statement was declared effective in June 1999.

In February 1996, Solectron issued convertible subordinated notes for an aggregate principal amount of $230 million. The notes were in denominations of and had a maturity value of $1,000 each, payable on March 1, 2006. Interest was payable semiannually at 6%. Each note was convertible at any time by the holder into shares of common stock at a conversion price of $33.80 per share as adjusted for the two-for-one stock splits through March 8, 2000. The notes were redeemable at the option of Solectron beginning on March 3, 1999. During February and March 1999, all of the convertible subordinated notes were voluntarily converted into shares of common stock.

In March 1996, Solectron issued $150 million aggregate principal amount of senior notes. These notes are in denominations of and have a maturity value of $1,000 each and are due on March 1, 2006. Interest is payable semiannually at a rate of 7 3/8% per annum. The notes may not be redeemed prior to maturity.

NOTE 7. FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

The fair value of Solectron's cash, cash equivalents, accounts receivable and accounts payable approximates the carrying amount due to the relatively short maturity of these items. The fair value of Solectron's short term investments (see Note 2) is determined based on quoted market prices. The fair value of Solectron's long-term debt (see Note 6) is determined based on broker trading prices.

Derivatives

Solectron enters into forward exchange contracts to hedge foreign currency exposures on a continuing basis for periods consistent with its committed exposures. These transactions generally do not expose Solectron to risk of accounting loss because gains and losses on these contracts offset losses and gains on the assets, liabilities and transactions being hedged. The counterparties to these contracts expose Solectron to credit related losses in the event of nonperformance. However, the counterparties to these contracts are substantial and creditworthy multinational commercial banks. The risk of counterparty nonperformance associated with these contracts is remote. Since these contracts generally have maturities of less than three months, the amounts of unrealized gains and losses are immaterial. Foreign currency forward exchange contracts outstanding totaled $66.0 million at the end of fiscal year 1999 and $31.3 million at the end of fiscal year 1998. These contracts were originated by Solectron's international subsidiaries primarily for the purchase and sale of European currencies, U.S. dollar, Malaysian ringgit and Japanese yen to mitigate foreign currency exposures.

Business and Credit Concentrations

Financial instruments that potentially subject Solectron to concentrations of credit risk consist of cash, cash equivalents, short-term investments and trade accounts receivable. Solectron's cash, cash equivalents and short-term investments are managed by recognized financial institutions which follow the Company's investment policy. Such investment policy limits the amount of credit exposure in any one issue and the maturity date of the investment securities that typically comprise investment grade short-term debt instruments. Concentrations of credit risk in accounts receivable resulting from sales to major customers are discussed in Note 13. Solectron generally does not require collateral for sales on credit. The Company also closely monitors extensions of credit and has not experienced significant credit losses in the past.

NOTE 8. COMMITMENTS AND CONTINGENCIES

Solectron leases various facilities under operating lease agreements. The facility leases outstanding as of August 31, 1999 expire at various dates through 2008. All such leases require Solectron to pay property taxes, insurance and normal maintenance costs. Payments of some leases are periodically adjusted based on LIBOR rates. Certain leases for Solectron's facilities, including Milpitas and San Jose, California; Everett, Washington; Suwanee, Georgia; and Columbia, South Carolina, provide Solectron with an option at the end of the lease term of either acquiring the property at its original cost or arranging for the property to be acquired. For these leases, Solectron is contingently liable under a first loss clause for a decline in market value of such leased facilities up to 85% of the original costs, or approximately $129 million in total as of August 31, 1999, in the event Solectron does not purchase the properties or reach an agreement with the lessor to extend the lease at the end of the respective lease terms. Under such agreements, the Company must also maintain compliance with financial covenants similar to its credit facilities. During September 1999, Solectron entered into another similar facility lease for Milpitas, California, under which the Company is contingently liable up to an additional amount of approximately $21 million for a decline in market value.

In addition, Solectron periodically enters into lease arrangements with third-party leasing companies under which it sells fixed assets and leases them back from the leasing companies. Solectron is accounting for these leases as operating leases.

Future minimum payments related to lease obligations, including the $129 million contingent liability discussed above, are $73.2 million, $58.5 million, $93.5 million, $59.6 million and $69.4 million in each of the years in the five-year period ending August 31, 2004, and an aggregate $5.0 million for periods after that date. Rent expense was $89.3 million, $35.9 million and $24.6 million for the years ended August 31, 1999, 1998 and 1997, respectively.

SMART Modular Technologies, Inc. (SMART), a wholly owned subsidiary of Solectron Corporation, and certain of SMART's ex-officers and ex-directors have been named as defendants in six securities class action lawsuits filed in the United States District Court for the Northern District of California, Boren v. SMART Modular Technologies, Inc., et al., No. C 98 20692 JW (PVT) (filed July 1, 1998), Woszczak v. SMART Modular Technologies, Inc., et al., No. C 98 2617 JL (filed July 2, 1998), Bisson v. SMART Modular Technologies, Inc., et al., No. C 98 20714 JF (filed July 8, 1998), D'Amato v. SMART Modular Technologies, Inc., et al., No. C 98 2804 PJH (filed July 16, 1998), Cha v. SMART Modular Technologies, Inc., et al., No. C 98 2833 BZ (filed July 17, 1998) and Chang v. SMART Modular Technologies, Inc., et al., No. C 98 3151 SI (filed August 13, 1998) (collectively, the "Federal Actions"). The plaintiffs in the Federal Actions allege that defendants made material misrepresentations and omissions during the period from July 1, 1997 through May 21, 1998 in violation of Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. The Federal Actions were consolidated on October 9, 1998, and a consolidated complaint was filed on November 30, 1998 (the "Federal Complaint"). On November 2, 1999, defendants filed a motion to dismiss the Federal Complaint. This motion is pending.

On October 22, 1998, a putative securities class action lawsuit, captioned Reagan v. SMART Modular Technologies, Inc., et al., Case No. H204162-5 (the "State Complaint"), was filed against SMART and certain of ex-officers and ex-directors in the Superior Court of the State of California, County of Alameda. The State Complaint alleges violations of Sections 25400 and 25500 of the California Corporations Code and seeks unspecified damages on behalf of a purported class of purchasers of SMART common stock during the period from July 1, 1997 through May 21, 1998. The factual allegations of the State Complaint are nearly identical to the factual allegations contained within the Federal Complaint. On February 22, 1999, the Superior Court granted SMART's motion to stay the state action pending resolution of the federal action.

While the Company believes that all claims related to the state and federal securities actions are without merit and intends to defend itself vigorously against these actions, it is possible that an unfavorable outcome may result. The Company is unable to estimate the financial impact, if any, of these cases. Accordingly, no amounts have been accrued in the accompanying supplemental consolidated financial statements.

NOTE 9. RETIREMENT PLANS

Solectron has various retirement plans that cover a significant number of its associates. The major plans are defined contribution plans, which provide retirement benefits in return for services rendered, provide an individual account for each participant, and have terms that specify how contributions to the participant's account are to be determined rather than the amount of retirement benefits the participant is to receive. Contributions to these plans are based on varying percentages of each participant's base salary. Solectron's expense for the defined contribution plans totaled $11.3 million, $5.0 million and $3.2 million in 1999, 1998 and 1997, respectively.

NOTE 10. INCOME TAXES

The components of income taxes for the fiscal years ended August 31, 1999, 1998 and 1997, were as follows (in millions):

                                          1999   1998    1997
                                         ------ ------  ------
                Current:
                  Federal                $ 81.6 $ 90.1  $ 75.7
                  State                    15.2   16.4    14.4
                  Foreign                  29.7   19.9     7.5
                                         ------ ------  ------
                                          126.5  126.4    97.6
                                         ------ ------  ------
                Deferred:
                  Federal                  (3.1)  (7.9)  (10.3)
                  State                     1.4   (1.8)   (1.4)
                  Foreign                   4.0   (4.0)    --
                                         ------ ------  -----
                                            2.3  (13.7)  (11.7)
                                         ------ ------  ------
                Charge in lieu of taxes
                  attributable to
                  employee stock plans     35.4   11.5    17.9
                                         ------ ------  ------
                      Total              $164.2 $124.2  $103.8
                                         ====== ======  ======

The overall effective income tax rate (expressed as a percentage of financial statement income before income taxes) varied from the U.S. statutory income tax rate for the fiscal years ended August 31, 1999, 1998 and 1997, as follows:

                                              1999    1998   1997
                                             -----   -----  -----
            Federal tax rate                 35.0%   35.0%  35.0%
            State income tax, net of
             federal tax benefit              2.9     3.2    3.1
            Income of international
             subsidiaries taxed at
             different rates                  0.1    (1.0)  (0.9)
            Tax holiday                      (5.9)   (5.6)  (3.0)
            Tax credits                      (0.1)   (0.1)  (0.4)
            Tax exempt interest income       (0.3)   (0.4)  (0.2)
            FSC benefit                      (0.1)   (0.1)  (0.1)
            Other                             0.3     2.1    0.3
                                             ----    ----   ----
            Effective income tax rate        31.9%   33.1%  33.8%
                                             ====    ====   ====

The tax effects of temporary differences that gave rise to significant portions of deferred tax assets and liabilities as of August 31, 1999 and 1998, were as follows (in millions):

                                                  1999   1998
                                                 -----  -----
            Deferred tax assets:
             Accruals, allowances and reserves   $19.3  $22.4
             State income tax                      5.4    7.1
             Acquired intangible assets            3.3    1.9
             Net undistributed profits of
              Subsidiaries                         2.8    2.2
             Plant and equipment                   4.0    5.8
             Net operating loss carryover          8.0    0.6
             Other                                 5.2    3.7
                                                 -----  -----
            Total deferred tax assets             48.0   43.7
                                                 -----  -----
            Deferred tax liabilities:
             Depreciation                         (3.3)  (0.5)
             Other                                (2.7)  (0.3)
                                                 -----  -----
            Total deferred tax liabilities        (6.0)  (0.8)
                                                 -----  -----
            Net deferred tax assets              $42.0  $42.9
                                                 =====  =====

Based on Solectron's historical operating income, management believes it is more likely than not that the Company will realize the benefit of the deferred tax assets recorded. Accordingly, Solectron has not established any valuation allowance.

Worldwide income before income taxes for the fiscal years ended August 31, 1999, 1998 and 1997, consisted of the following (in millions):


                                        1999   1998   1997
                                       ------ ------ ------
                      U.S.             $349.7 $279.2 $263.1
                      Non-U.S.          164.8   96.3   44.4
                                       ------ ------ ------
                         Total         $514.5 $375.5 $307.5
                                       ====== ====== ======

Cumulative undistributed earnings of the international subsidiaries amounted to $374.6 million as of August 31, 1999, of which approximately $351.7 million is intended to be permanently reinvested. The amount of income tax liability that would result had such earnings been repatriated is estimated to be approximately $82.2 million.

Solectron has been granted a tax holiday for its Malaysian sites which is effective through January 31, 2002, subject to certain conditions. Solectron has also been granted various tax holidays in China, which are effective for various terms and are subject to certain conditions.

NOTE 11. STOCKHOLDERS' EQUITY

Issuance of Common Stock

In August 1999, Solectron sold, through an underwritten public offering, 34.1 million shares of common stock which generated net proceeds of approximately $1.1 billion.

Stock Repurchase

During fiscal 1999, SMART repurchased approximately 454,000 shares of its common stock in the open market at an average purchase price of $15.75 per share and a total cost of approximately $7.1 million. During fiscal 1998, SMART repurchased approximately 632,000 shares of its common stock in the open market at an average purchase price of $14.50 per share and a total cost of approximately $9.2 million. As of August 31, 1999, all shares repurchased by SMART had been reissued pursuant to the exercise of stock options previously granted to employees from its various stock plans.

Stock Split

Effective February 24, 1999 and March 8, 2000, Solectron completed two-for-one stock splits effected as stock dividends. All references to share and per share data have been retroactively adjusted to reflect the stock splits.

Pro Forma Fair Value Disclosures

Solectron accounts for its employee stock plans, which consist of fixed stock option plans and an Employee Stock Purchase Plan, using the intrinsic value method under APB No. 25. No compensation expense related to these plans has been recognized in the Company's financial statements. The table below sets out the pro forma amounts of net income and net income per share that would have resulted for the fiscal years ended August 31, 1999, 1998 and 1997, if Solectron accounted for its employee stock plans under the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation."

                                          1999    1998    1997
                                        ------- ------- -------
                                  (in millions, except per share data)
              Net income:
                           As reported   $350.3  $251.3  $203.7
                           Pro forma     $314.3  $222.0  $189.3

              Net income per share:
              Basic        As reported   $ 0.65  $ 0.49  $ 0.42
                           Pro forma     $ 0.58  $ 0.43  $ 0.39
              Diluted      As reported   $ 0.61  $ 0.47  $ 0.40
                           Pro forma     $ 0.55  $ 0.42  $ 0.37

For purposes of computing pro forma net income, the fair value of each option grant and Employee Stock Purchase Plan purchase right is estimated on the date of grant using the Black-Scholes option pricing model. The assumptions used to value the option grants and purchase rights are stated below.

                                   1999          1998            1997
                               -----------  ------------   ----------
        Expected life of
         options               3 to 5 years  3 to 5 years  4.3 to 5 years
        Expected life of
         purchase rights         3 months      3 months       3 months
        Volatility              48% to 80%    44% to 80%     40% to 78%
        Risk-free interest
         rate                  4.5% to 5.8%  5.1% to 5.9%   5.2% to 6.5%
        Dividend yield             zero          zero           zero

Options vest over several years and new option grants are generally made each year. In addition, the pro forma disclosures required by SFAS No. 123 are effective for options granted after the Company's fiscal year 1995. Accordingly, the pro forma amounts shown above may not be representative of the pro forma effect on reported net income in future years.

Stock Option Plans

Solectron's stock option plans provide for grants of options to associates to purchase common stock at the fair market value of such shares on the grant date. The options vest over a four year period beginning generally on the grant date. The term of the options is five years for options granted prior to November 17, 1993, and seven years for options granted thereafter. In connection with the acquisition of Force Computers, Inc. in November 1996, Solectron assumed all options outstanding under the Force option plan. Options under the Force plan generally vest over a four-year period beginning on the grant date and have a ten-year term. No further options may be granted under the Force plan.

In connection with the merger with SMART Modular Technologies, Inc. in November 1999, Solectron assumed all options outstanding under the SMART plans. The options vest over a three to five year period beginning generally on the grant date. The term of the options is five years for 10% shareholders (participants who own stock possessing more than 10% of the voting power of all classes of SMART's outstanding capital stock) and ten years for all other options. In October 1995, the Board of Directors suspended the issuance of further grants under the 1989 Stock Plan. No further options may be granted under the SMART plans.

In connection with the merger with Bluegum in July 2000, Solectron assumed all options outstanding under the Bluegum plan. The options vested immediately on the date of grant and the term of the options is five years. No further options may be granted under the Bluegum plan.

A summary of stock option activity under the plans for the fiscal years ended August 31, 1999, 1998 and 1997, follows (in millions, except per share data):

                                    1999            1998              1997
                              ---------------  ----------------  ---------------
                                     Weighted          Weighted         Weighted
                              Number Average   Number  Average   Number Average
                              of    Exercise   of      Exercise  of     Exercise
                              Shares Price     Shares  Price     Shares Price
      Outstanding,
       beginning of year       45.5   $ 7.37   47.1    $ 4.71    44.6   $ 3.48
      Granted                  15.6   $18.04   15.5    $11.82    14.9   $ 7.32
      Assumed from
       Force plan                --       --     --        --     3.4   $ 0.55
      Exercised               (11.5)  $ 5.69  (14.2)   $ 3.19   (13.8)  $ 2.43
      Canceled                 (3.7)  $ 8.39   (2.9)   $ 8.50    (2.0)  $ 5.50
                              -----           -----             -----
      Outstanding,
       end of year             45.9   $11.29   45.5    $ 7.37    47.1   $ 4.71
                               ====            ====             =====
      Exercisable
       at year-end             22.0   $ 7.61   12.3    $ 9.62    10.7   $11.31
                               ====            ====              ====
      Weighted-average
       fair value of
       options granted
       during the year                 $7.07           $ 4.40           $ 2.98


Information regarding the stock options outstanding at August 31, 1999, is summarized in the table below (in millions, except number of years and per share data).

                                    Outstanding              Exercisable
                         -------------------------------  -----------------
                                  Weighted
                                  Average      Weighted            Weighted
            Range of     Number   Remaining    Average    Number   Average
            Exercise     of       Contractual  Exercise   of       Exercise
            Prices       Shares   Life         Price      Shares   Price
         -------------   ------   -----------  ---------  ------   --------

         $ 0.33-$ 1.50*     0.7   5.09 years    $  0.84    0.6     $  0.78
         $ 1.51-$ 3.26      0.1   0.40 years    $  1.97    0.1     $  1.97
         $ 3.27-$ 4.75      7.7   2.57 years    $  4.21    7.5     $  4.20
         $ 4.76-$ 6.00      7.0   3.41 years    $  5.78    5.0     $  5.76
         $ 6.01-$11.00     10.0   4.90 years    $  9.27    4.9     $  8.99
         $11.01-$13.50     10.4   6.28 years    $ 12.85    2.3     $ 12.77
         $13.51-$16.50      1.1   8.50 years    $ 15.86    0.2     $ 16.08
         $16.51-$26.50      8.1   7.47 years    $ 21.20    1.4     $ 20.73
         $26.51-$36.50      0.8   7.21 years    $ 35.76     --     $ 36.09
                           ----                           ----
         $ 0.33-$36.50     45.9   5.14 years    $ 11.29   22.0     $  7.61
                           ====                           ====

*Options in this range of exercise prices represent the options assumed in connection with the acquisition of Force and Bluegum.

A total of 32.0 million shares of common stock remain reserved for issuance under the plans as of August 31, 1999.

On December 1, of each year, each independent member of Solectron's Board of Directors is granted an option to purchase 6,000 shares of common stock at the fair market value on such date. These options vest over one year and have a term of five years.

Employee Stock Purchase Plan

Under Solectron's Employee Stock Purchase Plans (the Purchase Plans), associates meeting specific employment qualifications are eligible to participate and can purchase shares quarterly through payroll deductions at the lower of 85% of the fair market value of the stock at the commencement or end of the offering period. The Purchase Plans permit eligible associates to purchase common stock through payroll deductions for up to 15% of qualified compensation. As of August 31, 1999, 3.7 million shares remain available for issuance under the Purchase Plans.

The weighted average fair value of the purchase rights granted by Solectron in fiscal 1999, 1998 and 1997 was $9.67, $4.99 and $2.96, respectively. The weighted-average fair value of the purchase rights granted by SMART in fiscal 1999, 1998 and 1997 was $5.69, $5.86 and $3.41, respectively.

NOTE 12. SEGMENT AND GEOGRAPHIC INFORMATION

Solectron provides integrated supply chain solutions that span the entire product life cycle, including technology, manufacturing and services. The Company has 45 manufacturing facilities in the Americas, Europe and Asia/Pacific to serve these similar customers. Solectron is operated and managed by industry segment, as well as geographically. Each industry segment has its own president and support staff. Solectron's management uses an internal management reporting system, which provides important financial data, to evaluate performance and allocate Solectron's resources on an industry segment and geographic basis. Intersegment adjustments are related primarily to intersegment sales that are generally recorded at prices that approximate arm's length transactions. Certain corporate expenses are allocated to these operating segments and are included for performance evaluation. Some amortization expenses are also allocated to these operating segments, but the related intangible assets are not allocated. The accounting policies for the segments are the same as for Solectron taken as a whole. Solectron has three reportable operating segments: manufacturing and operations, global services and technology solutions. Information about the operating segments for the fiscal years ended August 31, 1999, 1998 and 1997, was as follows:

                                          1999       1998       1997
                                       --------   --------    -------
                                                 (in millions)
        Net sales:
        Manufacturing and operations   $8,495.6   $5,240.2    $3,594.5
        Technology solutions            1,137.5      830.4       794.8
        Global services                   103.9       65.4        47.5
        Intersegment adjustments          (67.8)     (33.8)      (28.3)
                                       --------   --------    --------
                                       $9,669.2   $6,102.2    $4,408.5
                                       ========   ========    ========
        Depreciation and amortization:
        Manufacturing and operations   $  167.8   $  110.2    $   96.0
        Technology solutions               21.5       16.7         9.3
        Global services                     2.2        1.5         1.2
        Corporate                           8.9        6.2         3.4
                                       --------   --------    --------
                                       $  200.4   $  134.6    $  109.9
                                       ========   ========    ========
        Interest income:
        Manufacturing and operations   $    8.0   $    7.1    $    3.4
        Technology solutions                7.2        8.3         2.7
        Global services                      --         --          --
        Corporate                          21.4       17.7        24.9
        Intersegment adjustments            0.1       (0.8)        0.2
                                       --------   --------    --------
                                       $   36.7   $   32.3    $   31.2
                                       ========   ========    ========
        Interest expense:
        Manufacturing and operations   $    3.4   $    1.9    $    0.1
        Technology solutions                0.7        0.5         0.3
        Global services                      --         --          --
        Corporate                          34.5       23.7        26.7
        Intersegment adjustments           (0.3)      (0.7)       (0.2)
                                       --------   --------    --------
                                       $   38.3   $   25.4    $   26.9
                                       ========   ========    ========
        Pre-tax income:
        Manufacturing and operations   $  484.0   $  302.8    $  235.5
        Technology solutions               82.6       81.4        79.5
        Global services                     9.6        5.5         3.5
        Corporate                         (61.7)     (14.2)      (11.0)
                                       --------   --------    --------
                                       $  514.5   $  375.5    $  307.5
                                       ========   ========    ========
        Capital expenditures:
        Manufacturing and operations   $  392.0   $  225.7    $  174.1
        Technology solutions               24.1       40.1        24.2
        Global services                     3.8        2.7         0.5
        Corporate                          29.5       10.6         6.9
                                       --------   --------    --------
                                       $  449.4   $  279.1    $  205.7
                                       ========   ========    ========
        Total Assets:
        Manufacturing and operations   $3,344.7   $2,298.0    $1,454.4
        Technology solutions              556.7      430.0       386.2
        Global services                    64.8       19.3        12.0
        Corporate                       2,717.0      942.4       886.9
        Intersegment adjustments       (1,262.7)    (846.0)     (529.6)
                                       --------   --------    --------
                                       $5,420.5   $2,843.7    $2,209.9
                                       ========   ========    ========

The following enterprise wide information is provided in accordance with SFAS No. 131. Geographic net sales information reflects the destination of the product shipped. Long-lived assets information is based on the physical location of the asset. No country, other than the United States, accounted for more than 10% of total sales or total assets in the periods presented. For major customer information, the Company's operating segments contributed various percentages aggregating up to 10% or more of consolidated net sales for such customers identified in Note 13.

                                         1999      1998      1997
                                      --------  --------   --------
                                               (in millions)
      Net sales derived from:
           PCB assembly               $6,502.0  $4,167.9   $3,224.9
           Systems build               2,058.6   1,128.6      393.9
           Technology solutions
             products                  1,108.6     805.7      789.7
                                      --------  --------   --------

                                      $9,669.2  $6,102.2   $4,408.5
                                      ========  ========   ========
      Geographic net sales:
           United States              $6,514.3  $4,380.1   $3,497.6
           Europe                      1,959.4   1,271.8      679.2
           Asia/Pacific and other      1,230.0     469.8      251.0
           Intersegment adjustments      (34.5)    (19.5)     (19.3)
                                      --------  --------   --------
                                      $9,669.2  $6,102.2   $4,408.5
                                      ========  ========   ========
      Long-lived assets:
           United States              $  523.2  $  304.0   $  229.2
           Europe                        100.1      95.7       65.5
           Asia/Pacific and other        314.8     188.5      108.5
                                      --------  --------   --------
                                      $  938.1  $  588.2   $  403.2
                                      ========  ========   ========

NOTE 13. MAJOR CUSTOMERS

Net sales to major customers as a percentage of consolidated net sales were as follows:

                                                1999   1998  1997
                                                ----   ----  ----
             Compaq Computer Corp. (Compaq)     12%     *     *
             Cisco Systems, Inc. (Cisco)        11%    10%    *
             Hewlett-Packard Company (HP)        *     11%   11%

-----------

* net sales less than 10%

Solectron has concentrations of credit risk due to sales to these and other Solectron's significant customers. In particular, Compaq accounts for approximately 12% of total accounts receivable, and HP accounts for approximately 9% of total accounts receivable at August 31, 1999. The concentration of credit risk is intensified because the majority of Solectron's customers are in the same industry. The Company considers its concentrations of credit risk in establishing the reserves for bad debt and believes that such reserves are adequate.

NOTE 14. PURCHASE OF ASSETS

In October 1998, Solectron acquired the wireless telephone manufacturing assets, primarily inventory and fixed assets, of Mitsubishi Consumer Electronics America, Inc.'s (MCEA) Cellular Mobile Telephone (CMT) division in Braselton, Georgia. MCEA was a subsidiary of Mitsubishi Electric Corporation (Mitsubishi). The acquisition was accounted for as a purchase of assets, and the purchase price of approximately $25 million was allocated to the assets acquired based on their relative fair values at the date of acquisition. Under the terms of the agreement, the Company will provide MCEA-CMT with a full range of manufacturing services for five years, including NPI management, PCB assembly and full systems assembly for MCEA's branded and private-label cellular products sold in North America.

In February 1999,  Solectron  acquired IBM's  Electronic  Card Assembly and Test
(ECAT) manufacturing assets, primarily inventory, in Austin, Texas. Additionally, Solectron
                                       47
acquired the non-exclusive rights to use certain IBM intellectual property for approximately $53 million. The total purchase price for the manufacturing assets and intellectual property rights was approximately $83 million, subject to adjustment. The transaction was accounted for as a purchase of assets, and the purchase price was allocated to the assets acquired based on the relative fair values of the assets at the date of acquisition. Under the terms of the agreements, Solectron will provide assembly for motherboards used in IBM's mobile computer products manufactured worldwide for the next three years. Solectron will also provide IBM's worldwide design teams a full range of integrated NPI services.

In August 1999, Solectron acquired the manufacturing assets, primarily inventory, of Trimble Navigation Limited (Trimble) in Sunnyvale, California, and assumed full manufacturing responsibility of Trimble's Global Positioning System
(GPS) and related radio frequency (RF) technology products for the next three years. Additionally, Solectron acquired certain intellectual property rights related to RF technology for approximately $11 million. The total purchase price for the transaction was approximately $27 million, subject to adjustment. The acquisition was accounted for as a purchase of assets, and the purchase price was allocated to the acquired assets based on the relative fair values of the assets at the date of acquisition.

NOTE 15. BUSINESS COMBINATIONS

In September 1998, Bluegum acquired Alcatel's telecommunications manufacturing operations in New South Wales, Australia. This transaction was accounted for under the purchase method of accounting, and the purchase price of approximately $23.3 million was allocated to the assets acquired based on the relative fair values of the assets at the date of acquisition. Pro forma results of operations are not presented because the effect of this acquisition is not significant.

In July 1999, Solectron issued approximately 520,000 shares of common stock to acquire all of the outstanding capital stock of Sequel. It was a privately held corporation specializing in notebook computer and liquid crystal display repair service and support. This transaction was accounted for under the purchase method of accounting. The consolidated financial statements include the operating results of Sequel from the date of acquisition. The total purchase price was approximately $17.8 million, subject to adjustments. The acquisition was accounted for as a purchase of a business resulting in goodwill of approximately $4 million. Pro forma results of operations are not presented because the effect of this acquisition is not significant.

In August 1999, SMART acquired Compaq's embedded and real time product line and business in Fremont, California and Scotland. Pursuant to the agreement, SMART acquired certain assets with a fair value totaling $1.2 million. The acquisition was accounted for under the purchase method of accounting, and the purchase price of approximately $16.2 million was allocated to the assets acquired based on the relative fair values of the assets at the date of acquisition. In addition, the Company may be required to pay an earn-out payment to Compaq in an amount not to exceed $5 million provided certain milestones are met during the twelve month period from September 1, 1999 to August 31, 2000. Pro forma results of operations are not presented because the effect of this acquisition is not significant.

NOTE 16. NET INCOME PER SHARE

Share and per share data presented reflect the two-for-one stock splits through March 8, 2000. The following table sets forth the computation of basic and diluted net income per share.

                                             Years Ended August 31,
                                         ----------------------------
                                            1999      1998     1997
                                         --------- --------- --------
                                                  (in millions
                                             except per share data)
       Net income - basic                $  350.3  $  251.3  $  203.7
        Interest expense from
         convertible subordinated
         notes, net of  taxes                 5.0       9.6        -
                                         --------  --------  --------
       Net income - diluted              $  355.3  $  260.9  $  203.7
                                         ========  ========  ========

       Weighted average shares - basic      542.6     510.1     487.4
        Common shares issuable upon
         stock options exercised             22.6      19.3      20.4
        Common shares issuable upon
         conversion of convertible
         subordinated notes                  13.8      27.2        -
                                          -------  --------  --------

       Weighted average shares - diluted    579.0     556.6     507.8
                                          =======  ========  ========

       Net income per share - basic       $  0.65  $   0.49  $   0.42
                                          =======  ========  ========


       Net income per share - diluted     $  0.61  $   0.47  $   0.40
                                          =======  ========  ========

When the exercise price of an option to purchase common stock is greater than the average fair market price of the period, such option is not included for the calculation because the effect would have been antidilutive.

During fiscal 1999,  1998 and 1997, the exercise price for 3.9 million  options,
9.9 million options and 2.0 million options, respectively were greater than the average fair market value of the Company's common stock and consequently were excluded from the diluted calculation.

In addition, the calculation for the year ended August 31, 1999 did not include the 24.7 million common shares issuable upon conversion of the zero coupon senior notes as they would have been antidilutive. The calculation for the year ended August 31, 1997, did not include the 27.2 million common shares issuable upon conversion of the convertible subordinated notes as they would have been antidilutive.

NOTE 17. SUBSEQUENT EVENTS

On April 28, 2000, Solectron completed its acquisition of AMERICOM, a privately held corporation which specializes in wireless handset repair and refurbishment and outsourced technical customer support services. Solectron issued approximately 1.8 million shares of its common stock in exchange for all outstanding common stock and to extinguish obligations under the stock appreciation rights plan of AMERICOM. On July 14, 2000, Solectron also completed the acquisition of Bluegum which is a leading electronics contract manufacturer in Australia. Solectron issued approximately 2.3 million shares of its common stock in exchange for all outstanding common shares and stock options of Bluegum. Both acquisitions were accounted for as a pooling of interests. Accordingly, the accompanying supplemental financial data have been restated to include both AMERICOM and Bluegum.

The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying supplemental consolidated financial statements are summarized below:

                                     Years Ended August 31,
                                 -------------------------------
                                    1999       1998       1997
                                 ---------  ---------  ---------
                                                (in millions)
               Net sales
                 Solectron       $ 8,391.4  $ 5,288.3  $ 3,694.4
                 SMART *             995.9      714.6      694.6
                 Americom **          63.7       36.7       24.5
                 Bluegum ***         247.2       87.2         -
                 Eliminations        (29.0)     (24.6)      (5.0)
                                 ---------  ---------  ---------
                                 $ 9,669.2  $ 6,102.2  $ 4,408.5
                                 =========  =========  =========

               Net income
                 Solectron       $   294.0  $   198.8  $   158.1
                 SMART *              53.5       51.5       45.4
                 Americom **           2.8        1.8        0.2
                 Bluegum ***            -        (0.5)        -
                 Eliminations           -        (0.3)        -
                                 ---------  --------- ----------
                                 $   350.3  $   251.3  $   203.7
                                 =========  =========  =========

*   Results are for the years ended October 31.
**  Results are for the years ended December 31.
*** Results are for the years ended June 30.

No adjustments were necessary to conform accounting policies of the combined entities.

On November 30, 1999, Solectron completed its acquisition of SMART which is a designer and manufacturer of memory modules and memory cards, embedded computers and I/O products. Under the terms of the agreement, each share of SMART common stock was exchanged for 0.51 shares of Solectron common stock. Solectron issued approximately 47.6 million shares of Solectron common stock and assumed all stock options held by SMART employees. The acquisition was accounted for as a pooling of interests.

On March 1, 2000, Solectron completed the acquisition of the complex systems manufacturing assets of Ericsson's telecommunications infrastructure equipment operations in Longuenesse, France, and Ostersund, Sweden. As part of the agreement, Solectron will provide a complete range of integrated supply chain solutions to Ericsson. This includes supply base management, early prototyping, New Product Introduction (NPI) management, complex printed circuit board (PCB) assembly, configure-to-order and build-to-order complex systems assembly, and global services.

Effective March 8, 2000, Solectron had a two-for-one stock split effected in the form of stock dividend and issued to the holders of record as of February 23, 2000. Share and per share data presented reflect such stock split transaction.

On March 31, 2000, Solectron completed the acquisition of Alcatel's manufacturing business in Aguadilla, Puerto Rico. Alcatel specializes in building next generation networks and end-to-end data voice solutions. As part of the acquisition of Alcatel's manufacturing business in Aguadilla, Solectron will assume full manufacturing responsibility for Alcatel's PCB products focussed on the networking and telecommunication industries. Additionally, Solectron will provide a full range of manufacturing services to Alcatel for the next three years including prototyping and high volume PCB assembly.

On June 5, 2000, Solectron acquired the manufacturing assets of four Nortel manufacturing facilities including Calgary, Canada; Research Triangle Park, North Carolina; Monterrey, Mexico; and Cwmcarn, Wales. On June 30, 2000, the Company completed the purchase of manufacturing assets at two Nortel Networks manufacturing and repair facilities located in Pont de Buis and Douarnenez, France, and Monkstown, Northern Ireland. On August 31, 2000, Solectron completed an additional asset acquisition at Nortel Networks manufacturing and repair operation in Turkey. Solectron will provide prototyping, PCB assembly, small sub-assembly and repair services to Nortel in these locations. Under the terms of the agreements, Solectron will pay approximately $900 million to assume the assets contemplated in these agreements. The companies also entered into a multi-year supply agreement, in excess of $10 billion in sales, with the option to renew.

                    SOLECTRON CORPORATION AND SUBSIDIARIES
              SUPPLEMENTAL CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (In millions)
                                   (Unaudited)


                                                    May 31,   August 31,
                                                     2000       1999
                                                  ---------   ---------
         ASSETS
         Current assets:
           Cash, cash equivalents and
             short-term investments                $3,419.9   $1,881.7
           Accounts receivable, net                 1,856.7    1,282.5
           Inventories                              2,549.3    1,197.0
           Prepaid expenses and other
             current assets                           236.3      121.2
                                                   --------   --------
             Total current assets                   8,062.2    4,482.4
         Net property and equipment                   848.2      723.8
         Other assets                                 311.0      214.3
                                                   --------   --------
         Total assets                              $9,221.4   $5,420.5
                                                   ========   ========

         LIABILITIES AND STOCKHOLDERS' EQUITY
         Current liabilities:
           Short-term debt                         $   57.8   $   46.9
           Accounts payable                         1,850.5    1,050.4
           Accrued employee compensation              120.2      103.7
           Accrued expenses                           122.5       46.6
           Other current liabilities                  173.0       72.1
                                                   --------   --------
             Total current liabilities              2,324.0    1,319.7
         Long-term debt                             3,295.8      922.7
         Other long-term liabilities                   17.0       11.2
                                                   --------   --------
             Total liabilities                      5,636.8    2,253.6
                                                   --------   --------
         Commitments
         Stockholders' equity:
           Common stock                                 0.6        0.3
           Additional paid-in capital               2,221.5    2,081.4
           Retained earnings                        1,485.7    1,173.1
           Accumulated other comprehensive losses    (123.2)     (87.9)
                                                   --------   --------
              Total stockholders' equity            3,584.6    3,166.9
                                                   --------   --------
         Total liabilities and
           stockholders' equity                    $9,221.4   $5,420.5
                                                   ========   ========


See  accompanying  notes  to  supplemental   condensed   consolidated  financial
statements.

                    SOLECTRON CORPORATION AND SUBSIDIARIES
           SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     (In millions, except per share data)
                                   (Unaudited)



                                              Nine Months Ended
                                                   May 31,
                                             --------------------
                                                2000       1999
                                             ---------  ---------

         Net sales                           $ 9,401.3  $ 6,961.7

         Cost of sales                         8,538.9    6,292.3
                                             ---------  ---------
         Gross profit                            862.4      669.4
         Operating expenses:
           Selling, general and
             administrative                      323.3      270.8
           Research and development               44.7       32.5
           Acquisition and restructuring
             costs                                33.2         --
                                             ---------  ---------
             Operating income                    461.2      366.1
           Interest income                        67.4       23.4
           Interest expense                      (40.6)     (27.2)
                                             ---------  ---------
         Income before income taxes and
           cumulative effect of change
           in accounting principle               488.0      362.3
         Income tax expense                      158.3      115.5
                                             ---------  ---------
         Income before cumulative effect of
           change in accounting principle        329.7      246.8
         Cumulative effect of change in
           accounting principle                   (3.5)        --
                                             ---------  ---------

         Net income                            $ 326.2  $   246.8
                                             =========  =========

         Basic net income per share:
           Income before cumulative effect
            of change in accounting
            principle                        $    0.55  $    0.46
           Cumulative effect of change in
            accounting principle                 (0.01)        --
                                             ---------  ---------
                                             $    0.54  $    0.46
                                             =========  =========

         Diluted net income per share:
           Income before cumulative effect
            of change in accounting
            principle                        $    0.53  $    0.44
           Cumulative effect of change in
            accounting principle                 (0.01)        --
                                             ---------  ---------
                                             $    0.52  $    0.44
                                             =========  =========

         Shares used to compute net income
           per shares:

             Basic                               597.8      534.4
             Diluted                             622.7      573.8


See  accompanying  notes  to  supplemental   condensed   consolidated  financial
statements.

                    SOLECTRON CORPORATION AND SUBSIDIARIES
    SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
                                  (In millions)
                                   (Unaudited)





                                                  Nine Months Ended
                                                       May 31,
                                                ---------------------
                                                   2000        1999
                                                ---------   ---------
Net income                                         $326.2      $246.8

Other comprehensive income (loss):
Foreign currency translation adjustments,
 net of income tax benefit of $1.0 in
 fiscal 2000                                        (33.7)      (56.9)
Unrealized loss on investments, net of
 income tax benefit of $1.0 in fiscal 2000           (1.6)         -
                                                 --------   ---------
Comprehensive income                              $ 290.9    $  189.9
                                                 ========   =========



---------------
Accumulated foreign currency translation losses were $120.5 million at May 31, 2000 and $86.8 million at August 31, 1999. For the nine-month period of fiscal year 1999, the foreign currency translation loss primarily resulted from the devaluation of the Brazilian real. The translation loss for the nine-month period of fiscal year 2000 was principally due to the weakened French franc and British sterling. Most of Solectron's foreign currency translation adjustment amounts relate to investments which are permanent in nature. To the extent that such amounts relate to investments which are permanent in nature, no adjustment for income taxes is made. Accumulated unrealized losses on investments were $2.7 million at May 31, 2000 and $1.1 million at August 31, 1999.



See  accompanying  notes  to  supplemental   condensed   consolidated  financial
statements.

                    SOLECTRON CORPORATION AND SUBSIDIARIES
         SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (In millions)
                                   (Unaudited)

                                                  Nine Months Ended
                                                       May 31,
                                                ---------------------
                                                   2000        1999
                                                ---------   ---------


        Cash flows from operating activities:
          Net income                            $  326.2     $ 246.8
          Adjustments to reconcile net
           income to net cash provided
           by operating activities:
            Depreciation and amortization          173.1       139.1
            Non-cash interest expense               27.4        10.6
            Tax benefit associated with the
             exercise of stock options              52.6        21.5
            Cumulative effect of change in
             accounting principle for
             Start-up costs                          3.5          --
            Other                                   (4.7)      (15.1)
            Changes in operating assets
             and liabilities:
              Accounts receivable                 (637.7)     (255.8)
              Inventories                       (1,192.4)     (182.1)
              Prepaid expenses and other
               current assets                      (98.6)      (10.1)
              Accounts payable                     874.3        63.9
              Accrued expenses and other
               current liabilities                 198.7        16.6
                                                --------    --------
        Net cash (used in) provided by
          Operating activities                    (277.6)       35.4
                                                --------    --------
        Cash flows from investing activities:
          Purchases of short-term               (1,079.1)     (494.6)
        investments
          Sales and maturities of short-term
           investments                             699.8       286.7
          Acquisition of manufacturing
           locations and assets                   (297.7)     (108.4)
          Capital expenditures                    (323.5)     (328.9)
          Proceeds from sales of fixed
           assets                                   71.7        16.8
          Other                                    (13.5)      (15.4)
                                                ---------   --------
        Net cash used in investing activities     (942.3)     (643.8)
                                                ---------    -------





   (continued)

                    SOLECTRON CORPORATION AND SUBSIDIARIES
   SUPPLEMENTAL CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)
                                  (In millions)
                                   (Unaudited)

                                                  Nine Months Ended
                                                       May 31,
                                                ---------------------
                                                   2000        1999
                                                ---------   ---------




Cash flows from financing activities:
  Net proceeds from bank lines of credit              4.5       14.4
  Net proceeds from issuance of
   long-term debt                                 2,297.3      732.2
  Repayments of long-term debt                       (0.5)      (2.0)
  Repurchase of common stock                           --       (7.2)
  Proceeds from exercise of stock
   options                                           97.1       55.1
  Net proceeds from issuance of
   common stock                                      11.1        8.9
  Dividends paid                                     (1.4)      (1.1)
  Other                                               8.3       15.8
                                                  -------    -------
Net cash provided by financing
  activities                                      2,416.4      816.1
                                                  -------    -------
Effect of exchange rate changes on
  cash and cash equivalents                         (15.2)       0.3
                                                 --------    -------
Net increase (decrease) in cash
  and cash equivalents                            1,181.3      208.0
Cash and cash equivalents at
  beginning of year                               1,417.4      306.4
                                                 --------    -------
Cash and cash equivalents at
  end of year                                    $2,598.7    $ 514.4
                                                 ========    =======

Cash paid:
  Interest                                        $  15.8    $  27.4
  Income taxes                                    $ 103.3    $  85.7
Non cash investing and financing activities:
  Issuance of common stock upon
   conversion of long-term debt, net              $    --    $ 230.0
  Issuance of common stock for
   business combination, net
   of cash acquired                               $   1.0    $    --


See  accompanying  notes  to  supplemental   condensed   consolidated  financial
statements.

Notes to Supplemental Condensed Consolidated Financial Statements

NOTE A - Basis of Presentation

The accompanying unaudited supplemental condensed consolidated balance sheets as of May 31, 2000 and August 31, 1999, and the related unaudited supplemental condensed consolidated statements of income for the nine-month periods ended May 31, 2000 and 1999, and the unaudited supplemental condensed consolidated statements of comprehensive income for the nine-month periods ended May 31, 2000 and 1999, and the unaudited supplemental condensed consolidated statements of cash flows for the nine months ended May 31, 2000 and 1999 have been prepared on substantially the same basis as the annual consolidated financial statements. Management believes the financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's financial position, operating results and cash flows for the periods presented. The results of operations for the nine-month period ended May 31, 2000 are not necessarily indicative of results to be expected for the entire year. These unaudited supplemental condensed consolidated financial statements should be read in conjunction with the supplemental consolidated financial statements and notes thereto for the year ended August 31, 1999 included in Item
5. of this Current Report on Form 8-K.

For clarity of presentation, the Company has indicated its third fiscal quarters as ending on May 31, 2000 and 1999, and its fiscal year as ending on August 31, 1999. In fact, the Company's third quarter of fiscal 2000 ended on May 26, 2000, its third quarter of fiscal 1999 ended on May 28, 1999 and its 1999 fiscal year ended on August 27, 1999.

On April 28, 2000, Solectron acquired AMERICOM, a privately held corporation which specializes in wireless handset repair and refurbishment and outsourced technical customer support services. Solectron issued approximately 1.8 million shares of its common stock in exchange for all outstanding common stock and to extinguish obligations under the stock appreciation rights plan of AMERICOM. On July 14, 2000, Solectron acquired Bluegum which is a leading electronics contract manufacturer in Australia. Solectron issued approximately 2.3 million shares of its common stock in exchange for all outstanding common shares and stock options of Bluegum. Both transactions were accounted for as pooling of interests.

Accordingly, Solectron's historical financial statements have been restated retroactively to include the financial results of AMERICOM and Bluegum. While AMERICOM's fiscal year was from January 1 to December 31, Bluegum's fiscal year was from July 1 to June 31 since its inception from February 1998. AMERICOM and Bluegum changed their fiscal years to coincide with Solectron's beginning in fiscal 2000.

Since the results of operations of AMERICOM from September 1, 1999 to December 31, 1999 are included in fiscal year 1999 as well as in first and second quarters of fiscal 2000, net income of $1.3 million for such period has been recorded as an adjustment to retained earnings in first quarter of fiscal 2000. In addition, Bluegum's results of operations for July and August of 1999 are not included in any fiscal period presented and net loss of $78,000 for such period has been recorded as an adjustment to retained earnings in the first quarter of fiscal 2000.

Restated financial information includes certain adjustments for the elimination of net sales and cost of sales related to shipments by Solectron to Bluegum as well as for certain reclassifications made on AMERICOM's and Bluegum's to conform with Solectron's financial statement presentation. There were no adjustments necessary to conform the accounting policies of the combining companies.

NOTE B - Inventories

Inventories consisted of (in millions):


                                          May 31,    August 31,
                                           2000         1999
                                         --------    ----------
                                             (in millions)
          Raw materials                  $2,006.0     $  862.9
          Work-in-process                   380.8        237.6
          Finished goods                    162.5         96.5
                                         --------     --------
            Total                        $2,549.3     $1,197.0
                                         ========     ========

NOTE C - Net Income Per Share

The following table sets forth the computation of basic and diluted net income per share for the nine-month periods ended May 31, 2000 and 1999.

                                                  Nine Months Ended
                                                       May 31,
                                                ---------------------
                                                   2000        1999
                                                ---------   ---------
                                                    (in millions
                                                except per share data)

       Income before cumulative effect
         of change in accounting principle      $  329.7    $   246.8

       Cumulative effect of change in
         accounting principle, net of
         income tax benefit                         (3.5)          --

       Interest expense from
       convertible subordinated notes,
          net of income taxes                         --          5.0
                                                --------    ---------

       Net income - diluted                     $  326.2    $   251.8
                                               =========    =========

       Weighted average shares - basic             597.8        534.4

       Common shares issuable upon
         exercise of stock options                  24.9         20.9

       Common shares issuable upon
         assumed conversion of
         convertible subordinated notes               --         18.5
                                               ---------    ---------

       Weighted average shares - diluted           622.7        573.8
                                               =========    =========

       Basic net income per share:
         Income before cumulative
           effect of change in
           accounting principle                $    0.55    $    0.46

         Cumulative effect of change in
           accounting principle                    (0.01)          --
                                               ---------    ---------


              Net income per share             $    0.54    $    0.46
                                               =========    =========


       Diluted net income per share:
         Income before cumulative
           effect of change in
           accounting principle                $    0.53    $    0.44


         Cumulative effect of change in
           accounting principle                    (0.01)          --
                                               ---------    ---------

              Net income per share             $    0.52    $    0.44
                                               ==========   =========

For the nine-month period ended May 31, 2000, options to purchase 1.9 million shares of the Company's common stock with exercise prices greater than the average fair market values of its common stock for such period at $39.43, were not included in the calculation because the effect would have been antidilutive.

Prior to fiscal 2000, the fiscal years of Solectron and SMART differed. Solectron's condensed consolidated statements of income for the nine-month period ended May 31, 1999 were combined with SMART's condensed consolidated statements of income for the nine-month period ended July 31, 1999. For Solectron, options to purchase 3.4 million shares of Solectron's common stock with exercise prices greater than the average fair market values of its common stock at $19.69 for the nine-month period ended May 31, 1999 were not included in the calculation because the effect would have been antidilutive. For SMART, options to purchase 1.5 million shares of SMART's common stock with exercise prices greater than the average fair market values of its common stock at $18.31 for the nine-month period ended July 31, 1999 were not included in the calculation because the effect would have been antidilutive.

In addition, the calculation for the nine-month period ended May 31, 2000 did not include the 24.7 million and 49.6 million common shares issuable upon conversion of the zero-coupon senior convertible notes due 2019 and 2020, respectively, as they would have been antidilutive.

NOTE D - Commitments

Solectron leases various facilities under operating lease agreements. The facility leases expire at various dates through 2014. Most of such leases require Solectron to pay property taxes, insurance and normal maintenance costs. Payments of some leases are periodically adjusted based on LIBOR rates. Certain leases for Solectron's facilities, including Milpitas, Fremont and San Jose, California; Everett, Washington; Suwanee, Georgia; and Columbia, South Carolina, provide Solectron with an option at the end of the lease term of either acquiring the property at its original cost or arranging for the property to be acquired. For these leases, Solectron is contingently liable under a first loss clause for a decline in market value of such leased facilities up to 85% of the original costs, or approximately $170 million in total as of May 31, 2000, in the event Solectron does not purchase the properties at the end of the respective lease terms. Under such agreements, the Company must also maintain compliance with financial covenants similar to its $100 million unsecured multicurrency revolving credit facility.

Additionally, Solectron periodically enters into lease arrangements with third-party leasing companies under which it sells fixed assets and leases them back from the leasing companies. Solectron is accounting for these leases as operating leases.

NOTE E - Segment Information

The Company has transitioned its operations into three strategic  business units
- manufacturing and operations, technology solutions, and global services. Each business unit has its own president and support staff. Solectron's management uses an internal management reporting system, which provides important financial data, to evaluate performance and allocate resources for these three business units. Intersegment adjustments were related primarily to intersegment sales that were generally recorded at prices that approximated arm's length transactions. Certain corporate expenses were allocated to these operating segments and were included for performance evaluation. Some amortization expenses were also allocated to these operating segments, but the related intangible assets were not allocated. The accounting policies for the segments were the same as for Solectron taken as a whole.

Segment information by business units for the nine-month periods ended May 31, 2000 and 1999, was as follows:
                                       Nine Months Ended
                                            May 31,
                                     ---------------------
                                         2000       1999
                                     ---------   ---------

        Net sales:
        Manufacturing and operations $8,281.2     $6,099.7
        Technology solutions          1,044.4        851.8
        Global services                 160.2         68.4
        Intersegment adjustments        (84.5)       (58.2)
                                     --------     --------
                                     $9,401.3     $6,961.7
                                     ========     ========
        Depreciation and
          amortization:
        Manufacturing and operations $  129.1     $  118.0
        Technology solutions             19.3         15.3
        Global services                  10.4          0.9
        Corporate                        14.3          4.9
                                     --------     --------
                                     $  173.1     $  139.1
                                     ========     ========
        Interest income:
        Manufacturing and operations $    5.7     $    5.7
        Technology solutions              5.1          5.2
        Global services                   0.1           --
        Corporate                        82.2         23.9
        Intersegment adjustments        (25.7)       (11.4)
                                     --------     --------
                                     $   67.4     $   23.4
                                     ========     ========
        Interest expense:
        Manufacturing and operations $   30.0     $   13.8
        Technology solutions              0.8          0.9
        Global services                   1.1          0.4
        Corporate                        34.9         23.5
        Intersegment adjustments        (26.2)       (11.4)
                                     --------     --------
                                     $   40.6     $   27.2
                                     ========     ========
        Pre-tax income:
        Manufacturing and operations $  449.1     $  335.0
        Technology solutions             44.9         59.9
        Global services                  (0.3)         6.2
        Corporate                       (10.8)       (38.8)
                                     --------     --------
                                     $  482.9 a,b $  362.3
                                     ========     ========
        Capital expenditures:
        Manufacturing and operations $  270.1     $  289.6
        Technology solutions             21.6         15.9
        Global services                  12.2          1.7
        Corporate                        19.6         21.7
                                     --------     --------
                                     $  323.5     $  328.9
                                     ========     ========


                                       May 31,    August 31,
                                        2000         1999
                                     ----------   ----------
        Total Assets:
        Manufacturing and operations   $ 5,249.7   $ 3,344.7
        Technology solutions               602.8       556.7
        Global services                    110.3        64.8
        Corporate                        5,611.0     2,717.0
        Intersegment Adjustments        (2,352.4)   (1,262.7)
                                       ---------    --------
                                       $ 9,221.4    $5,420.5
                                       ==========   ========

----------------------------
a.Includes $5.1 million for cumulative effect of change in accounting principle for start-up costs.

b.Reflects  acquisition  costs of $16.5 million,  $5.2 million and $3.8 million, respectively, recorded in technology solutions, global services and corporate; and restructuring costs of $2.8 million, $1.9 million and $3.0 million, respectively, recorded in technology solutions, global services and manufacturing and operations.


NOTE F - Zero-Coupon Convertible Senior Notes

In May 2000, Solectron issued 4,025,000 zero-coupon convertible senior notes at an issue price of $579.12 per note which resulted in gross proceeds to Solectron of approximately $2.3 billion under an effective registration statement filed with the Securities and Exchange Commission. These notes are unsecured and unsubordinated indebtedness of Solectron with a maturity value aggregating $4.025 billion. There will be no interest payment by Solectron prior to maturity. Each note has a yield of 2.75% with a maturity value of $1,000 on May 8, 2020. Solectron is amortizing the issue discount using the effective interest method over the term of the notes. Each note is convertible at any time by the holder at a conversion rate of 12.3309 shares per note. Holders may require Solectron to purchase all or a portion of their notes on May 8, 2003 and May 8, 2010, at a price of $628.57 and $761.00 per note, respectively. Also, each holder may require Solectron to repurchase all or a portion of such holder's notes upon a change in control of the Company occurring on or before May 8, 2003. Solectron, at its option, may redeem all or a portion of the notes at any time on or after May 8, 2003.

Note G - Pooling of Interests

On April 28, 2000, Solectron completed the acquisition of AMERICOM, a privately held corporation which specializes in wireless handset repair and refurbishment and outsourced technical customer support services and accounted for the transaction as a pooling of interests. Solectron issued approximately 1.8 million shares of its common stock in exchange for all outstanding stock and to extinguish obligations under the stock appreciation rights plan of AMERICOM. This transaction was previously not considered material to the Company's consolidated results of operations, and the Company's historical financial statements were not restated to reflect the financial position and results of operations of AMERICOM. Acquisition costs of $5.2 million were recorded in connection with the acquisition of AMERICOM. These costs included direct transaction fees, as well as legal fees, accounting fees, registration fees and other incidentals.

On July 14, 2000, Solectron completed the acquisition of Bluegum, a leading electronics contract manufacturer in Australia, and issued approximately 2.3 million shares of its common stock in exchange for all outstanding common shares and stock options of Bluegum. This acquisition was accounted for as a pooling of interests. As the combined effect of Bluegum Group and AMERICOM are deemed material to the Company's consolidated financial statements, Solectron's historical financial statements have been restated retroactively to include the financial results of AMERICOM and Bluegum.

The results of operations previously reported by the separate enterprises and the combined amounts presented in the accompanying supplemental condensed consolidated financial statements are summarized below:

                                   Nine Months Ended
                                        May 31,
                                 --------------------
                                   2000        1999
                                 --------   ---------
                                     (in millions)
               Net sales
                 Solectron       $ 8,372.2  $ 6,005.3
                 SMART *             889.6      745.5
                 Americom **          53.5       44.0
                 Bluegum ***         124.8      188.3
                 Eliminations        (38.8)     (21.4)
                                 ---------  ---------
                                 $ 9,401.3  $ 6,961.7
                                 =========  =========
               Net income
                 Solectron       $   307.7  $   205.1
                 SMART *              28.4       39.2
                 Americom **          (2.8)       2.0
                 Bluegum ***          (6.9)       0.5
                 Eliminations         (0.2)        -
                                 ---------  ---------
                                 $   326.2  $   246.8
                                 =========  =========

* Results are for the nine months ended May 31, 2000 and July 31, 1999. ** Results are for the nine months ended May 31, 2000 and September 30, 1999. *** Results are for the nine months ended May 31, 2000 and March 31, 1999.

No adjustments were necessary to conform accounting policies of the combined entities.

NOTE H - Acquisitions of Manufacturing Assets and Business

On March 1, 2000, Solectron completed the acquisition of the complex systems manufacturing assets of Ericsson's telecommunications infrastructure equipment operations in Longuenesse, France, and Ostersund, Sweden. The total purchase price for the manufacturing assets and intangible assets was approximately $162.2 million, subject to adjustment. The transaction was accounted for as a purchase of assets, and the purchase price was allocated to the assets acquired based on the relative fair values of the assets at the date of acquisition. As part of the agreement, Solectron will provide a complete range of integrated supply-chain solutions to Ericsson. This includes supply-base management, early prototyping, NPI management, complex PCB assembly, configure-to-order and build-to-order complex systems assembly, and global services.

On March 31, 2000, Solectron completed the acquisition of Alcatel's manufacturing business in Aguadilla, Puerto Rico. The purchase price was approximately $48.2 million, subject to adjustments. The acquisition was accounted for as a purchase of a business resulting in foreign goodwill of approximately $13.3 million, subject to adjustment. The condensed consolidated financial statements include the operating results of this operation from the date of acquisition. Pro forma results of operations are not presented because the effect of this acquisition is not significant. Alcatel specializes in building next-generation networks and end-to-end data voice solutions. As part of the acquisition of Alcatel's manufacturing business in Aguadilla, Solectron will assume full manufacturing responsibility for Alcatel's PCB products focused on the networking and telecommunication industries. Additionally, Solectron will provide a full range of manufacturing services to Alcatel for the next three years including prototyping and high-volume PCB assembly.

On April 6, 2000, Solectron announced the completion of acquisition of the manufacturing assets of Premisys Communications, Inc., a wholly owned subsidiary of Zhone Technologies, Inc. (Zhone). The total purchase price for the manufacturing assets and intangible assets was approximately $15.5 million, subject to adjustment. The transaction was accounted for as a purchase of assets, and the purchase price was allocated to the assets acquired based on the relative fair values of the assets at the date of acquisition. Zhone is a communications equipment provider integrating expertise in voice, video and data communications. Under the agreement, Solectron becomes Zhone's virtual supply-chain partner and signed a five-year commitment with Zhone to provide product life cycle management services, including NPI through repair and end-of-life services.

NOTE I - Subsequent Events

On June 5, 2000, Solectron acquired the manufacturing assets of four Nortel manufacturing facilities including Calgary, Canada; Research Triangle Park, North Carolina; Monterrey, Mexico; and Cwmcarn, Wales. On June 30, 2000, the Company completed the purchase of manufacturing assets at two Nortel Networks manufacturing and repair facilities located in Pont de Buis and Douarnenez, France, and Monkstown, Northern Ireland. On August 31, 2000, Solectron completed an additional asset acquisition at Nortel Networks manufacturing and repair operation in Turkey. Solectron will provide prototyping, PCB assembly, small sub-assembly and repair services to Nortel in these locations. Under the terms of the agreements, Solectron will pay approximately $900 million to assume the assets contemplated in these agreements. The companies also entered into a multi-year supply agreement, valued in excess of $10 billion in sales, with the option to renew.

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Solectron Corporation:

We have audited the accompanying supplemental consolidated balance sheets of Solectron Corporation and subsidiaries as of August 31, 1999 and 1998, and the related supplemental consolidated statements of income, stockholders' equity, comprehensive income, and cash flows for each of the years in the three-year period ended August 31, 1999. In connection with our audits of the supplemental consolidated financial statements, we also have audited the financial statement schedule - valuation and qualifying accounts. These supplemental consolidated financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The supplemental consolidated financial statements and financial statement schedule give retroactive effect to the merger of Solectron Corporation and Americom on April 28, 2000 and Bluegum on July 14, 2000, which have been accounted for as pooling of interests as described in Note 10 to the supplemental consolidated financial statements. Generally accepted accounting principles prescribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Solectron Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

In our opinion, the supplemental consolidated financial statements referred to above present fairly in all material respects, the financial position of Solectron Corporation and subsidiaries as of August 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended August 31, 1999, in conformity with generally accepted accounting principles applicable after consolidated financial statements are issued for a period which includes the date of consummation of the business combination. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.


                                               KPMG LLP

Mountain View, California
August 28, 2000

FINANCIAL STATEMENT SCHEDULE

The financial statement Schedule II - VALUATION AND QUALIFYING ACCOUNTS is filed as part of this Form 8-K.

                    SOLECTRON CORPORATION AND SUBSIDIARIES
               SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS
                                (in millions)

                                    Balance   Amounts
                                    at        Charged                 Balance at
                                    Beginning To                      End
Description                         of Period Operations (Deductions) Of Period
-----------                         --------- ---------- ------------ ----------
Year ended August 31, 1999:
Allowance for doubtful
  accounts receivable                 $ 4.7     $ 2.5      $(0.8)      $ 6.4
Year ended August 31, 1998:
Allowance for doubtful
  accounts receivable                 $ 4.7     $ 3.0      $(3.0)      $ 4.7
Year ended August 31, 1997:
Allowance for doubtful
  accounts receivable                 $ 3.6     $ 2.5      $(1.4)      $ 4.7